Exhibit 2.1

Execution Copy

UNIT PURCHASE AGREEMENT

by and among

MONROE JOST,
KEVIN JOST

and

TODD JOST,
together, as “Seller Parties”

PRESENTATION TECHNOLOGIES, INC.,
as the “Company”

and

PT HOLDCO, LLC
as “Buyer”

Dated as of July 25, 2017

i

5.4	Litigation	40
5.5	Acquisition Loan Agreement	40
5.6	Sufficiency of Funds	41
5.7	Investment Purpose	41
5.8	Ashford Common Stock	41
5.9	Capitalization	41
5.10	SEC Reports	41
5.11	Investment Company	42
5.12	Listing	42
5.13	Absence of Certain Changes or Events	42

ARTICLE VI INTERIM CLOSING COVENANTS		42

6.1	Affirmative Covenants of the Acquired Companies	42
6.2	Negative Covenants of the Acquired Companies	43
6.3	Affirmative Covenants of the Buyer	44
6.4	Good Faith Negotiation; Cooperation	45
6.5	Access	45
6.6	Exclusivity	46

ARTICLE VII ADDITIONAL AGREEMENTS		46

7.1	Survival of Representations and Warranties	46
7.2	General Indemnification	47
7.3	Certain Tax Matters	49
7.4	Press Release; Confidentiality	52
7.5	Expenses	53
7.6	Further Transfers	53
7.7	Restrictive Covenants	53
7.8	Release	55
7.9	Tax Treatment of Indemnity Payments	56
7.10	Allocation and Payment of 2017 Employee Bonuses	56
7.11	Covenants Relating to TAV	56
7.12	Covenants Relating to CDI	57
7.13	Covenants Relating to SIID	58
7.14	Covenants Relating to J&S Audio Visual DR	58

ARTICLE VIII TERMINATION		58

8.1	Termination	58
8.2	Effect of Termination	59

ARTICLE IX MISCELLANEOUS		59

9.1	Amendment and Waiver	59
9.2	Notices	59
9.3	Assignment	60
9.4	Severability	60
9.5	Interpretation	60
9.6	Schedules	60
9.7	Entire Agreement	61
9.8	Counterparts; Electronic Delivery	61
9.9	Governing Law; Waiver of Jury Trial; Jurisdiction	61
9.10	Specific Performance	61
9.11	No Third-Party Beneficiaries	62

Schedules

Schedule 1.2	Key Employees
Schedule 2.6(c)	Required Consents
Schedule 2.6(n)	Collective Bargaining
Schedule 2.6(x)(v)	Affiliate Contracts to be Terminated
Schedule 2.6(x)(vi)	Liens to be Released at Closing
Schedule 3.1	Organization; Authorization
Schedule 3.2	Noncontravention
Schedule 3.3(a)	Capitalization
Schedule 3.3(b)(i)	Subsidiaries as of the Effective Date
Schedule 3.3(b)(ii)	Subsidiaries as of the Closing Date
Schedule 3.3(b)(iii)	Prior Subsidiaries
Schedule 3.3(b)(iv)	Liens on Equity Interests
Schedule 3.4(a)	Financial Statements
Schedule 3.4(b)	Undisclosed Liabilities
Schedule 3.4(d)	Indebtedness
Schedule 3.6	Absence of Certain Developments
Schedule 3.7	Real Property
Schedule 3.8	Assets
Schedule 3.8(a)	Permitted Liens
Schedule 3.8(b)	Assets / Equipment Leases and Financing
Schedule 3.9	Tax Matters
Schedule 3.9(a)	Late Tax Filings, Outstanding Taxes, Tax Liens or Other Tax Matters
Schedule 3.9(b)	Tax Audits
Schedule 3.9(c)	Waivers / Extensions for Tax Filings
Schedule 3.10(a)	Material Contracts
Schedule 3.10(b)	Contracts Exceptions
Schedule 3.10(c)	Oral Contracts
Schedule 3.11	Intellectual Proprietary Rights
Schedule 3.11(b)	Intellectual Property
Schedule 3.11(c)	Intellectual Property Rights Exceptions
Schedule 3.12	Litigation
Schedule 3.13	Brokerage
Schedule 3.14	Employees
Schedule 3.14(b)	Lawsuits or Claims Currently Pending or Threatened by Employees/Contractors
Schedule 3.14(c)	Employees of the Acquired Companies
Schedule 3.14(d)	Independent Contractors of Acquired Companies
Schedule 3.15	Product and Service Warranties
Schedule 3.16(a)	Employee Benefit Plans
Schedule 3.16(b)	Multiemployer Plans
Schedule 3.16(f)	Severance Compensation or Benefits
Schedule 3.17	Insurance
Schedule 3.18	Compliance with Laws; Permits
Schedule 3.18(a)	Compliance with Laws
Schedule 3.18(b)	Permits
Schedule 3.20	Names and Locations; Officers, Managers and Bank Accounts
Schedule 3.21	Customers; Vendors
Schedule 3.22	Affiliated Transactions
Schedule 6.2	Negative Covenants

Schedule 7.3(i)	Allocation Schedule
Schedule 7.11(a)	TAV Assets
Schedule 7.11(c)	Transfer of Employees

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is made and entered into as of July 25, 2017 (the “Effective Date”), by and among (i) Presentation Technologies, Inc., a Texas corporation (the “Company”), (ii) Monroe Jost (“Monroe”), (iii) Kevin Jost (“Kevin”) and (iv) Todd Jost (“Todd” and, together with Monroe and Kevin, the “Seller Parties” and each a “Seller Party”) and (v) PT Holdco, LLC, a Delaware limited liability company (“Buyer”).  Buyer, the Company and Seller Parties are referred to herein collectively as the “Parties” and each as a “Party.”

RECITALS

WHEREAS, Seller Parties currently own beneficially and of record all of the issued and outstanding capital stock of the Company (collectively, the “Common Stock”);

WHEREAS, Seller Parties desire to consummate a sale/rollover restructuring transaction involving the Seller Parties, the Company and its subsidiaries as set forth in the “Sale/Rollover Transaction” memorandum attached hereto as Schedule D (the “Restructuring”);

WHEREAS, as part of the Restructuring, the Company will convert from a Texas corporation to a Delaware limited liability company under the name “Presentation Technologies, LLC”;

WHEREAS, subsequent to the Restructuring, (i) the Seller Parties will own beneficially and of record all of the issued and outstanding capital stock of Presentation Technologies Holdings, Inc., a Delaware corporation (“Parent”), (ii) Parent and the Seller Parties will own beneficially and of record all of the issued and outstanding ownership interest in PT Intermediate, LLC, a Delaware limited liability company (“Seller”), (iii) Seller will own beneficially and of record all of the issued and outstanding units representing membership interests of the Company (collectively, the “Units”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller Parties desire to cause Seller to sell to Buyer, eighty five percent (85%) of the outstanding Units of the Company (the “Purchased Units”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1          Certain Definitions.  For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Accounting Principles” means GAAP determined on a year-end closing of the books basis taking into account all known adjustments, irrespective of materiality.

“Acquisition Loan Agreement” means the Loan Agreement entered into in connection with this Agreement between the Company and Comerica.

“Acquisition Loan Amount” means, as of the Closing Date, the amount of Indebtedness incurred under the Acquisition Loan Agreement that is explicitly used to fund the purchase of the Purchased Units purchased by Buyer from Seller hereunder.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Ancillary Agreements” means the Escrow Agreement, the LLC Agreement, the Employment Agreements, the Office Lease, the Voting Agreement and any other agreement, document, certificate or instrument expressly contemplated by this Agreement.

“Ashford” means Ashford Inc., a Maryland corporation.

“Ashford Common Stock” means the common stock of Ashford, par value $0.01.

“Ashford Common Stock Consideration” means the number of shares of Ashford Common Stock obtained by dividing (i) $4,250,000 by (ii) the Fair Market Value of Ashford Common Stock.  Any fraction of a share shall be rounded up to the next whole number.

“Ashford SEC Reports” means all forms, reports and other documents publicly filed by Ashford with the Securities and Exchange Commission under the Securities Act or the Exchange Act since May 1, 2016, including any audited or unaudited financial statements and any notes thereto or schedules included therein (including those that Ashford may file after the Effective Date and prior to the Closing Date).

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in Dallas, Texas.

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, following the Closing, the Acquired Companies) and their respective direct and indirect stockholders, members, officers, directors, employees, agents, representatives, beneficiaries, successors and assigns.  For the avoidance of doubt, “Buyer Indemnified Parties” do not include Seller or Seller Parties.

“Cash” means actual cash and cash equivalents (including marketable securities, short term investments and received but uncashed checks) held by the Acquired Companies (excluding and reduced by any (x) issued but uncleared checks and (y) Restricted Cash), in each case, determined in accordance with the Accounting Principles.

“CDI” means Corporación y Dirección Integral, S.C.

“Code” means the Internal Revenue Code of 1986, as amended, along with the Treasury Regulations and administrative guidance promulgated thereunder, and any reference to any particular Code Section or Treasury Regulation shall be interpreted to include any revision of or successor to that Section or Treasury Regulation regardless of how numbered or classified.

“Company Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services, research and development, relationships and goodwill of the Acquired Companies, their Affiliates and/or their suppliers, distributors, customers, independent contractors and/or other business relations.  Company Confidential Information may include, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, information about, and contacts at suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, source code and methods of operation relating to the Acquired Companies’ products or services or business, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).

“Contract” means any (i) contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, note, lease, sublease, (ii) binding agreement, obligation, commitment, understanding, instrument or other arrangement or (iii) any legally binding commitment to enter into any of the foregoing (in each case, whether written or oral and including any amendments and other modifications thereto).

“Current Assets” means the current assets of the Acquired Companies (on a consolidated basis), determined in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Acquired Companies’ Financial Statements (on a consolidated basis) for the most recent fiscal year.  Schedule F sets forth an example calculation of Current Assets; provided however, for purposes of clarity, this defined term shall only be modified by Schedule F for the purposes of the calculation of Working Capital and in all other instances this defined term shall govern with no such modifications.

“Current Liabilities” means the current liabilities of the Acquired Companies (on a consolidated basis), determined in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting methods, practices, principles, policies and procedures, that were used in the preparation of the Acquired Companies’ Financial Statements (on a consolidated basis) for the most recent fiscal year; provided, however, that “Current Liabilities” shall exclude all amounts comprising Indebtedness. Schedule F sets forth an example calculation of Current Liabilities; provided further, however, for purposes of clarity, this defined term shall only be modified by Schedule F for the purposes of the calculation of Working Capital and in all other instances this defined term shall govern with no such modifications.

“Dominican Employment Liabilities” means any employee severance payments owed by J&S Audio Visual DR to its employees as of the Closing Date, including without limitation, accrued but unpaid wages, social security contributions, benefit contributions and premiums, severance costs, accrued vacation time and all other amounts that J&S Audio Visual DR would be required to pay in order to terminate the employees in compliance with applicable Laws, and all employee contributions and amounts due to employees of J&S Audio Visual DR by virtue of tax, labor and social security obligations.

“Employment Agreements” means the Employment Agreements attached as Schedule A-1 (with Kevin) and Schedule A-2 (with Monroe), respectively.

“Environmental and Safety Requirements” means, whenever in effect, all federal, state, local and foreign statutes, regulations, ordinances, codes and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, Laws concerning worker health and safety, or pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, along with the regulations and administrative guidance promulgated thereunder, and any reference to any particular Section of ERISA or regulation shall be interpreted to include any revision of or successor to that Section or regulations regardless of how numbered or classified.

“ERISA Affiliate” means any Person that, together with any Acquired Company, is or was (at any relevant time) treated as a single employer under Section 414 of the Code.

“Equity Interest” means, with respect to any Person, any share, capital stock, partnership interest, membership interest or similar interest or other indicia of equity or equity-like ownership (including, any option, warrant, profits interest or similar right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing, including any phantom interest) in such Person.

“Escrow Agent” means Comerica Bank.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent in substantially the form attached as Schedule B, pursuant to which the Escrow Shares shall be held, maintained and disbursed by the Escrow Agent in support and satisfaction of the indemnification obligations of Seller and Seller Parties under Section 7.2(a).

“Escrow Fund” means the Escrow Shares deposited with the Escrow Agent pursuant to the Escrow Agreement, which as of the Closing Date shall be equal to the Ashford Common Stock Consideration.

“Escrow Shares” shall have the meaning set forth in the Escrow Agreement.

“Estimated Indebtedness” means an estimate of the Indebtedness of the Company determined in good faith by the Seller and Seller Parties as of the Closing Date.  For purposes of calculating Estimated Indebtedness, all interest, prepayment penalties, premiums, fees and expenses (if any) of any Indebtedness which the Buyer has informed the Seller or Seller Parties it intends to payoff at Closing, which would be payable if such Indebtedness were paid in full at Closing, shall be treated as Indebtedness.

“Fair Market Value” means the volume weighted average price per share of Ashford Common Stock over the thirty (30) consecutive trading days immediately prior to the 5th Business Day prior to the Closing Date; provided, however, in no event shall the Fair Market Value exceed $80.00 or be less than $40.00.

“Final Cash Purchase Price” means an amount equal to (i) $21,875,000.00, (ii) plus the Reinvested Equity Make-Whole Amount, (iii) minus the product of (A) the amount, if any, that Final Working Capital is less than the Working Capital Floor multiplied by (B) 0.85, (iv) minus the Final Indebtedness and (v) minus any Foreign Withholding Amounts.

“Final Indebtedness” means the Indebtedness of the Company at Closing.  For purposes of calculating Final Indebtedness, all interest, prepayment penalties, premiums, fees and expenses (if any) of any Indebtedness which the Buyer paid off in full at Closing pursuant to Section 2.5(f)(v) shall be treated as Indebtedness.

“Firm” shall initially mean, (i) with respect to accounting and tax disputes, PricewaterhouseCoopers LLP and (ii) with respect to valuation matters or disputes, Duff & Phelps; provided, however if at the time of the applicable matter or dispute either of those firms has any business dealings with either the Buyer or Seller Parties or their Affiliates, then the party with whom such firm has business dealings will propose a list of at least three other reputable accounting firms, and the other party shall choose from such list the entity that shall act as “Firm” with respect to the such dispute.

“Foreign Withholding Amount(s)” means Taxes or other amounts, if any, required by one or more foreign jurisdictions to be withheld by Buyer and remitted to authorities of such foreign jurisdiction(s) as a result of or in connection with the transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization; Authorization); 3.3 (Capitalization; Subsidiaries); 3.9 (Tax Matters); 3.13 (Brokerage); 3.16 (Employee Benefit Plans); 3.19 (Environmental); 4.1 (Authorization; Ownership of Units); 4.4 (Brokerage); solely with respect to J&S Audiovisual Mexico and J&S Audio Visual DR, Section 3.14 (Employees); and solely with respect to any and all employment related representations and Taxes relating to J&S Audiovisual Mexico and J&S Audio Visual DR, Sections 3.6 (Absence of Certain Developments), 3.10 (Contracts), 3.18 (Compliance with Laws; Permits; Certain Operations), and 3.19 (Environmental and Safety Matters).

“GAAP” means (i) with respect to the Company and J & S Audio Visual Communications, Inc., United States generally accepted accounting principles and practices as in effect from time to time, consistently applied; and (ii) with respect to J&S Audiovisual Mexico and J&S Audio Visual DR, Mexican Financial Reporting Standards or International Financial Reporting Standards, as in effect from time to time and consistently applied.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Hazardous Materials” means all chemicals, pesticides, pollutants, contaminants, wastes, or other substances for which liability or standards of conduct may be imposed under Environmental and Safety Requirements, and shall include without limitation any petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odors and radiation.

“Indebtedness” means, with respect to any Person as of any date of determination without duplication, the sum of:  (a) all indebtedness of such Person, including for borrowed money, or issued in substitution for, or in exchange of, such indebtedness, whether current or funded, secured or unsecured; (b) all Liabilities of such Person evidenced by any note, bond, debenture or other debt security; (c) all Liabilities for the deferred purchase price of property or services with respect to which such Person is liable as obligor or otherwise, including any earnout or other deferred purchase price liabilities and all deferred rent and long-term lease liabilities; (d) all Liabilities of such Person secured by a purchase money mortgage or other Liens; (e) all Liabilities under any synthetic lease or any lease which has been, or should be under GAAP, recorded as a capital lease; (f) all Liabilities for, or with respect to, any “success fees” or bonuses, change in control payments, retention payments, severance payments, termination and change of control arrangements and similar Liabilities that are owed to any Person before, on or after the Closing arising from or that otherwise will be triggered, either automatically or with the passage of time, in whole or in part, by the transactions contemplated by this Agreement (including all transaction-related bonuses or accelerated benefits payable to any officer, director, employee, partner or Affiliate of the Acquired Companies (and all Taxes payable by the Acquired Companies, including the employer’s share of payroll Taxes, related thereto, but specifically excluding the $300,000 aggregate retention bonus described in paragraph two of Section VIII of the LOI)); (g) all outstanding checks written against such Person’s accounts (including cash book overdrafts and issued but uncashed checks); (h) all Liabilities with respect to any interest rate swaps or hedging arrangements; (i) in the case of the Acquired Companies, all Liabilities and other amounts owed by the Acquired Companies to Seller, a Seller Party or any of Seller’s or Seller Parties’ Affiliates; (j) all amounts owed to any Person under any pension or deferred compensation arrangements; (k) all accrued interest, fees and other expenses owed with respect to the Indebtedness referred to herein, including but not limited to, prepayment penalties, consent fees, “breakage” costs, “break fees,” make-whole amounts or similar payments or contractual charges; (l) all accrued and unpaid Taxes of the Acquired Companies for all Pre-Closing Tax Periods; and (m) all Liabilities arising out of any breach of the foregoing obligations.  Indebtedness shall not include those items set forth on Schedule 1.1.  For purposes of clarity, Indebtedness of the Acquired Companies incurred pursuant to the Acquisition Loan Agreement shall not be included in the calculation of “Estimated Indebtedness” or “Final Indebtedness”.  Any amounts captured under both the definition of “Indebtedness” (including “Estimated Indebtedness” and “Final Indebtedness”) and Restricted Cash (including “Cash”) shall only be counted once in any context that requires the calculation or use of both such concepts.  Customer deposits shall not be considered “Indebtedness”.

“Indemnity Value” means the volume weighted average of the price per share of Ashford Common Stock in the Escrow Fund over the thirty (30) consecutive trading days immediately prior to the Determination Date (defined in Section 7.2(e)) or Release Date (defined in Section 7.2(e)), as applicable.

“Initial Cash Purchase Price” means an amount equal to (i) $21,875,000.00, (ii) plus the Reinvested Equity Make-Whole Amount, (iii) minus the product of (A) the amount, if any, by which Estimated Working Capital is less than the Working Capital Floor multiplied by (B) 0.85, (iv) minus the Estimated Indebtedness and (v) minus any Foreign Withholding Amounts.

“Insider” means, (i) an Affiliate of the Acquired Companies, (ii) for a corporation, any officer, Key Employee, stockholder or member of the board of directors, (iii) for a limited liability company, any officer, Key Employee, owner of units, membership interests or other equity interests, member or manager, (iv) any natural person related by marriage to any Person in (i)-(iii) or (v) any entity in which any such Person in (i) — (iv) owns any beneficial interest, other than a passive investment of not more than 5%.

“Intellectual Property Rights” means all of the following, in any jurisdiction throughout the world:  (i) patents, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof; (ii) trademarks, service marks and trade dress, logos, slogans, Internet domain names and other indicia of origin, together with all goodwill associated therewith; (iii) original works of authorship (whether or not copyrightable) copyrights and copyrightable works; (iv) registrations, applications for registration, and renewals of any of the foregoing; (v) rights in computer software (including (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C)  descriptions, schematics, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, and (D) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing); and (vi) trade secrets and other Company Confidential Information, including ideas, know-how, processes and techniques, research and development information, drawings, specifications, designs, plans, proposals and technical data and manuals.

“J&S Audio Visual DR” means J&S Audio Visual Dominican Republic, L.P., a Texas limited partnership, duly authorized to operate in the Dominican Republic under Mercantile Registry No. 2725LA and Tax ID No. 1-30-56849-9.

“J&S Audiovisual Mexico” means J&S Audiovisual Mexico S. de R.L. de C.V.

“Key Employee” means any employee of the Company (or Affiliate of the Company) that possesses significant decision making authority and/or significant operational control, including those individuals listed on Schedule 1.2.

“Knowledge” as used in the phrases “to the Knowledge of Company”, “to the Company’s Knowledge” or phrases of similar import means the actual knowledge of each of the following individuals after conducting a reasonable inquiry and investigation: (i) with respect to the applicable Acquired Company, Monroe, Kevin and Julieta Calderon, (ii) with respect to J&S Audio Visual DR, Javier De la Torre Ramos, and (iii) with respect to J&S Audiovisual Mexico, Brian Hudson Barnes and Jens Hollich.

“Law” means any constitutional provision, statute or other law (including common law), rule, ordinance, code, requirement, regulation, administrative ruling or executive order in the United States of America, any foreign country or any domestic or foreign national state, provincial, municipal or other local political subdivision thereof issued or promulgated by any Governmental Entity.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, cause of action or other loss (including loss of benefit), damage, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, whether or not foreseeable, and whether due or become due and regardless of when asserted.

“Lien” means any lien, security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, hypothecation, encumbrance, condition, option, covenant, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or similar statute other than to reflect ownership by a third party of property leased to any Acquired Company under a lease which is not in the nature of a conditional sale or title retention agreement or any restriction on transfer (other than, with respect to the Units, as imposed by applicable securities laws) or obligation to create the foregoing.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company in the form attached as Schedule C.

“LOI” means the Letter of Intent by and between Ashford Hospitality Advisors, LLC, Presentation Technologies, Inc. (the predecessor by conversion to the Company), J & S Audio Visual Communications, Inc., J&S Audiovisual Mexico and J&S Audio Visual DR dated September 26, 2016, as amended.

“Loss” means any loss, claim, liability, Tax or damage whether or not arising out of third party claims and the reasonable costs and expenses incurred therewith (including interest, penalties, reasonable attorneys’ fees and expenses, fees and disbursements of investigators, consultants, expert witnesses, accountants and other professionals and all other amounts paid in investigation, defense, assertion or settlement of any of the foregoing and the enforcement of any rights hereunder).

“Material Adverse Effect” means any event, circumstance, state of facts, change or development that, individually or in the aggregate, has, or would reasonably be expected to have, (i) a material and adverse effect, change or development upon the business, operations, assets, Liabilities, condition (financial or otherwise) of the Acquired Companies, or (ii) a material and adverse effect or delay on the ability of Seller or the Acquired Companies to perform any of their respective obligations under this Agreement or to consummate any of the transactions contemplated by this Agreement or the ability of Buyer to receive the full benefit of the transactions contemplated by this Agreement, in each case other than to the extent directly resulting from (a) any change in general economic conditions overall and in the industries or markets in which an Acquired Company operates, (b) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack, (c) any act or omission required by this Agreement, (d) the announcement of the pendency or completion of the transactions contemplated by this Agreement and (e) any changes in applicable Laws or accounting rules, including GAAP, except, in each of the cases of clauses (a) and (b), to the extent such event, circumstance, change, occurrence, development, fact or effect has a disproportionate impact on the Acquired Companies as compared to other participants in the industry in which the Acquired Companies conduct their business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA, which is subject to ERISA but whether or not subject to Title IV of ERISA.

“Office Lease” means a commercial lease agreement by and between the Company and JS Royal Lane Owner, LLC, a Texas limited liability company, the terms of which shall provide for (i) a triple-net, ten-year lease (with two ten-year renewal options in the discretion of the Company at prevailing market rates), (ii) an initial first year rental rate of $25,000 per month and (iii) annual rate increases, if any, consistent with the Consumer Price Index (if positive).

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination, charge, ruling or award of any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the Acquired Companies, consistent with past practice, including with regard to nature, frequency and magnitude.

“Permits” means all licenses, permits, certificates of authority, consents, certificates, authorizations, approvals, non objections, consents, registrations, franchises and similar privileges or rights to operate or conduct any business granted by any Governmental Entity.

“Permitted Liens” are (i) those items set forth in Schedule 3.8(a); (ii) liens for Taxes not yet due and payable; (iii) liens for Taxes which are being contested in good faith and identified on Schedule 3.8(a); (iv) any Lien of any landlord, carrier, warehouseman, mechanic, materialman and any like Liens arising in the ordinary course of business for sums that are not delinquent; (v) easements, rights of way, zoning ordinances and other similar Liens affecting real property; and (vi) all leases, licenses or subleases listed on Schedule 3.7 and 3.8(b).

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Plan” means any agreement, plan, policy, program, practice or arrangement (including all amendments and all related trust and custodial agreements, funding arrangements, insurance and annuity contracts), whether or not funded, that provides or is designed to provide any form of compensation (other than salary, wages or commissions paid in the ordinary course through an employer’s standard payroll) or benefit to or for any current or former employee, officer, director, manager, consultant, independent contractor, leased employee or other service provider, or any spouse, dependent, beneficiary or alternate payee of any of the foregoing, including, but not limited to, any comprising pensions, retirement, deferred compensation, employment, consulting, profit-sharing, incentive, bonus, performance award, equity, phantom equity, option, restricted equity, equity purchase, equity-based, change in control, retention, severance, vacation, paid time off, leave of absence, health, life, disability, supplemental unemployment, hospitalization, medical, vision, prescription drug, dental, salary continuation, sick pay, legal benefit, employee assistance, relocation, out-placement or fringe-benefit, including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not tax-qualified, whether or not subject to ERISA, and whether currently in effect or previously terminated.

“Proceeding” means any written complaint, demand, action, claim, counterclaim, suit, charge, grievance, inquiry, arbitration, mediation, audit, hearing, investigation, litigation or other proceeding of any nature (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Reinvested Equity Make-Whole Amount” means a cash amount equal to the product of (i) the Acquisition Loan Amount multiplied by (ii) 0.15.

“Restricted Cash” means cash and marketable securities that are subject to a restriction or limitation of any kind, including any cash held as collateral, in each case as determined in accordance with the Accounting Principles.

“SIID” means Servicios de Interacción Independiente, S. de R.L. de C.V.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“TAV” means Transportación AV, S.A. de C.V.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, property (including general and special real estate taxes and assessments, special service area charges, tax increment financing, charges, payments in lieu of taxes and similar charges and assessments), windfall profits, environmental, customs duties, tariff, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, profit sharing, social security contributions or obligations (or similar), Infotep contributions,, unemployment, disability, real property, personal property, sales (including value added tax), use, transfer, value added, alternative or add-on minimum, estimated or other tax, governmental fee, governmental assessment or governmental charge of any kind relating to Taxes, including any interest, surcharges, indexing, penalties or additions to Tax or additional amounts with respect to the foregoing including other penalties for violations to Tax Laws, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Differential Amount”  means an amount equal to any additional Taxes the Seller Parties will incur as result of the Restructuring and the sale of the Purchased Units by Seller as compared to the Tax liability that would have resulted to the Seller Parties had the Seller Parties sold 85% of the stock of the Company and 85% of the ownership interest of the Seller Parties in J&S Audiovisual Mexico and J&S Audio Visual DR prior to the Restructuring.

“Tax Make-up Amount” means the Tax Differential Amount grossed up to cover all Taxes on the Tax Differential Amount assuming the maximum marginal tax rates in effect on the Closing Date.  Seller shall compute the Tax Make-up Amount and submit to Buyer in writing an estimate of the Tax Make-up Amount no later than 10 days after the Seller Parties’ receipt of the relevant determination as defined in Section 1313(a) of the Code. If Buyer disputes the Tax Make-up Amount, Buyer shall notify Seller in writing of its objection within 30 days after Buyer’s written receipt of Seller’s computation of the Tax Make-up Amount, together with a written description of the basis for and dollar amount of such disputed items (to the extent possible), all in reasonable detail (a “Tax Make-up Dispute Notice”).  The Tax Make-up Amount as set forth in the Seller’s written notice to Buyer shall become final, conclusive and binding on the Parties unless Buyer delivers to Seller a Tax Make-up Dispute Notice within such 30-day period.  If Buyer and Seller are unable to resolve the dispute, they shall submit all items remaining in dispute to the Firm for resolution by delivering to the Firm, within 10 calendar days after the expiration of such 30 day period, their written position with respect to such items remaining in dispute.  All fees and expenses relating to the work, if any, to be performed by the Firm shall be paid fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Seller, on the other hand.  The Firm shall determine, based solely on the submissions by Seller and Buyer, and not by independent review, only those issues set forth in the Tax Make-up Dispute Notice (and those raised by Seller in response thereto) that remain in dispute.  The Parties shall request that the Firm make a decision with respect to all disputed items within 30 calendar days after the submissions of the Parties, as provided above, and in any event as promptly as practicable.  The final determination with respect to all dispute items shall be set forth in a written statement delivered to Seller and Buyer and shall be final, conclusive and binding on the Parties.  Buyer and Seller shall promptly execute any reasonable engagement letter requested by the Firm and shall each cooperate fully with the Firm so as to enable it to make such determination as quickly and as accurately as practicable.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including any amendments thereof) related to Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation Section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Voting Agreement” means the Voting Agreement between the Company and Seller in the form attached as Schedule E.

“Working Capital” means, on a consolidated basis with respect to the Acquired Companies, Current Assets minus Current Liabilities as of 12:01 a.m. Central Time on the Closing Date as set forth and tailored (with specific exclusions and inclusions on a line-item basis) by the example calculation of Working Capital set forth on Schedule F.

“Working Capital Floor” means an amount equal to negative $3,000,000 (-$3,000,000), which shall include Cash.

1.2                               Terms Defined Elsewhere.  Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Term	Article/Section
Acquired Company; Acquired Companies	3.3(b)
Acquisition Proposal	6.6
Agreement	Preamble
Allocation Statement	7.3(i)
Applicable Limitation Date	7.1
Basket	7.2(c)
Business Relation	7.7(b)
Buyer	Preamble
Cap	7.2(c)
Closing	2.3
Closing Date	2.3
Closing Estimate Statement	2.2
Closing Items	2.4(a)
Closing Statement	2.4(a)
Company	Preamble
Company IP	3.11
Company Employee Benefit Plan	3.16(a)
Dispute Notice	2.4(b)
Effective Date	Preamble
Estimated Indebtedness	2.2
Estimated Foreign Withholding Amounts	2.2
Estimated Working Capital	2.2
Excess Amount	2.4(c)
Financial Statements	3.4(a)
Final Indebtedness	2.4(a)
Final Foreign Withholding Amounts	2.4(a)
Improvements	3.7
Indemnitee	7.2(g)
Indemnitor	7.2(g)
IRS	3.16(b)
Kevin	Preamble
Latest Balance Sheet	3.4(a)
Lease	3.7
Leased Real Property	3.7
Material Contract	3.10(b)
Material Customers	3.21
Material Vendors	3.21
Monroe	Preamble
Outside Date	8.1(c)
Parent	Preamble
Party	Preamble
Pre-Closing Tax Period	7.3(a)
Straddle Period	7.3(c)
Purchased Units	Recitals

Term	Article/Section
Restricted Business	7.7(a)
Restricted Period	7.7(a)
Resolution Period	2.4(b)
Sellers	Preamble
Seller Parties	Preamble
Subsidiaries	3.3(b)
Shortfall Amount	2.4(c)
Tax Contest	7.3(d)
Terminating Party	8.1(b)
Todd	Preamble
Units	Recitals

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

2.1                               Purchase and Sale of the Units.  On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Purchased Units owned by Seller, free and clear of all Liens.

2.2                               Purchase Price.  The aggregate consideration (to be delivered in the manner described in Section 2.5(f)) for the Purchased Units (the “Aggregate Purchase Price”) shall be an aggregate amount equal to (i) the Initial Cash Purchase Price (which may be paid with proceeds from the Acquisition Loan Agreement) and (ii) the delivery of the Ashford Common Stock Consideration.  The Initial Cash Purchase Price shall be subject to adjustment pursuant to Section 2.4.  On the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Estimate Statement”) setting forth Seller’s good faith estimate of the following with respect to the Company (and its Subsidiaries): (i) Working Capital (the “Estimated Working Capital”), (ii) the aggregate amount of Indebtedness as of immediately prior to the Closing (the  “Estimated Indebtedness”) and (iii) the aggregate amount of Foreign Withholding Amounts (the “Estimated Foreign Withholding Amounts”).

2.3                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time on the Closing Date at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Dallas, Texas, or at such other place as is mutually agreeable to the Parties, on or prior to the later of (i) the third Business Day following the satisfaction or written waiver of all of the closing conditions set forth in Sections 2.5 and 2.6 or (ii) sixteen (16) days following the delivery by the Buyer of the notice to the Dominican tax authorities (Dirección General de Impuestos Internos) in accordance with Article 11(k) of the Dominican Tax Code and Section 2.5(f)(vi), or such other date as is mutually agreeable to Buyer and Seller; provided, however, the Parties agree that the Closing shall occur no later than the Outside Date.  The date and time of the Closing are referred to herein as the “Closing Date” and the Closing shall be deemed effective as of 11:59 p.m. Central Time on the Closing Date.

2.4                               Post-Closing Adjustment.

(a)                                 Within 60 calendar days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculation of the following items with respect to the Acquired Companies: (each a “Closing Item” and collectively the “Closing Items”):  (i) Working Capital (as finally determined pursuant to this Section 2.4, the “Final Working Capital”); (ii) the aggregate amount of Indebtedness as of immediately prior to the Closing (as finally determined pursuant to this Section 2.4, the “Final Indebtedness”); (iii) the aggregate amount of Foreign Withholding Amounts (as finally determined pursuant to this Section 2.4, the “Final Foreign Withholding Amounts”); and (iv) the resulting calculation of the Final Cash Purchase Price.

(b)                                 The Seller shall have 30 calendar days within which to review Buyer’s calculation of the Closing Items after Buyer’s delivery of the Closing Statement.  If Seller disputes any of the Closing Items, Seller shall notify Buyer in writing of its objection to such Closing Item(s) within such 30-day period, together with a written description of the basis for and dollar amount of such disputed items (to the extent possible), all in reasonable detail (a “Dispute Notice”).  The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless Seller delivers to Buyer a Dispute Notice within such 30-day period.  If Seller timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Seller in the Dispute Notice (or by Buyer as a result of the items disputed by Seller in any such Dispute Notice) shall be final, binding and conclusive on the Parties, and Buyer and Seller shall, within 10 calendar days following Buyer’s receipt of such Dispute Notice (the “Resolution Period”), attempt in good faith to resolve in writing their differences with respect to the matters set forth in the Dispute Notice (and any matters with respect to the Closing Items which Buyer is disputing as a result of the matters set forth in the Dispute Notice), and any such resolution shall be final, conclusive and binding on the Parties.  If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Buyer and Seller shall submit all items remaining in dispute to the Firm, within 10 calendar days after the expiration of the Resolution Period, their written position with respect to such items remaining in dispute.  All fees and expenses relating to the work, if any, to be performed by the Firm shall be paid fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Seller, on the other hand.  The Firm shall determine, based solely on the submissions by Seller and Buyer, and not by independent review, only those issues set forth in the Dispute Notice (and those raised by Buyer in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Buyer and Seller in their respective submissions.  The Parties shall request that the Firm make a decision with respect to all disputed items within 30 calendar days after the submissions of the Parties, as provided above, and in any event as promptly as practicable.  The final determination with respect to all disputed items shall be set forth in a written statement by the Firm delivered to Seller and Buyer and shall be final, conclusive and binding on the Parties.  Buyer and Seller shall promptly execute any reasonable engagement letter requested by the Firm and shall each cooperate fully with the Firm so as to enable it to make such determination as quickly and as accurately as practicable.

(c)                                  If the Final Cash Purchase Price exceeds the Initial Cash Purchase Price (such excess amount, if any, the “Excess Amount”), then Buyer shall, within ten calendar days after the Final Cash Purchase Price is finally determined pursuant to this Section 2.4, pay to Seller, an aggregate amount equal to the Excess Amount.  If the Final Cash Purchase Price is less than the Initial Cash Purchase Price (such shortfall amount, if any, the “Shortfall Amount”), then Seller shall, within ten calendar days after the Final Cash Purchase Price is finally determined pursuant to this Section 2.4, pay to Buyer an aggregate amount equal to the Shortfall Amount.

2.5                               Conditions to the Obligations of the Company, Seller and Seller Parties.  The obligation of the Company, Seller and Seller Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by such Party) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date (other than the representations and warranties as of a specified date, which shall be true and correct as of such date) as if such representations and warranties were made on and as of that date.

(b)                                 Compliance with Agreement.  Buyer shall have performed and complied in all material respects with all of its obligations and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                                  No Proceeding.  At the Closing Date, no Proceeding (brought by a third party other than the Company, Seller, Seller Parties or any of their Affiliates) shall be pending or threatened seeking to enjoin or prevent the consummation of the transactions contemplated by this Agreement or to obtain damages or other relief by reason of such consummation.

(d)                                 Governmental Approvals.  All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement; provided however that the Parties shall use their commercially reasonable efforts to cause any such Order to be vacated or lifted.

(e)                                  Ancillary Agreements.  The Seller and Seller Parties shall have received fully executed copies of the Ancillary Agreements.

(f)                                   Closing Deliveries of Buyer.  Subject to the conditions set forth in this Agreement, at or prior to the Closing:

(i)                                     Buyer shall deliver to Seller an officer’s certificate, dated as of the Closing Date, duly executed by the chief executive officer or president of the Buyer, certifying as to the satisfaction of each of the conditions set forth in Sections 2.5(a) through 2.5(d) and Section 2.5(f)(v);

(ii)                                  Buyer shall deliver to Seller an amount equal to the Initial Cash Purchase Price (which may be paid with proceeds from the Acquisition Loan Agreement);

(iii)                               Buyer shall deliver to Seller the Ashford Common Stock Consideration in accordance with Section 2.5(f)(iv);

(iv)                              Buyer shall deliver, on behalf of Seller, a stock certificate representing the Escrow Shares to the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement;

(v)                                 Buyer shall pay, on behalf of the Company, an amount equal to the Estimated Indebtedness to the payees thereof in accordance with the payoff letters received by Buyer with respect thereto;

(vi)                              Buyer shall deliver to Seller proof of the notice delivered to the relevant tax authorities of the Dominican Republic informing of the acquisition of the Purchased Units by the Buyer in accordance with Article 11(k) of the Dominican Tax Code, which notice shall have been approved prior to such delivery by the Seller in its reasonable discretion; and

(vii)                           Buyer shall deliver to Seller a duly executed counterpart signature page to each Ancillary Agreement.

2.6                               Conditions to the Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Buyer) of the following conditions on or prior to the Closing Date:

(a)                                 Representations and Warranties.  All of the representations and warranties of the Acquired Companies, Seller and Seller Parties contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date, as applicable, (other than the representations and warranties which by their express terms are as of a specified date, which shall be true and correct as of such date) as if such representations and warranties were made on and as of that date, except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrases shall be true and correct in all respects as written on the date hereof and on and as of the Closing Date, as applicable.

(b)                                 Compliance with Agreement.  The Acquired Companies and Seller Parties shall have performed and complied in all material respects with all of the obligations and covenants under this Agreement to be performed by or complied with by such Person on or prior to the Closing Date.

(c)                                  Consents.  The consent and approval of every Person, including any Governmental Entity, listed on Schedule 2.6(c) attached hereto or otherwise necessary for the consummation of the transactions contemplated hereby shall have been obtained by Seller Parties or the Acquired Companies, at Seller’s sole cost and expense.

(d)                                 No Proceeding.  At the Closing Date, no Proceeding (brought by a third party other than Buyer or any of its Affiliates) shall be pending or threatened seeking to enjoin or prevent the consummation of the transactions contemplated by this Agreement or to obtain damages or other relief by reason of such consummation.

(e)                                  Governmental Approvals.  All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement; provided however that the Parties shall use their commercially reasonable efforts to cause any such Order to be vacated or lifted.

(f)                                   Material Adverse Effect.  No event or condition of any character exists or shall have occurred since the date hereof that has had or is reasonably likely to have a Material Adverse Effect.

(g)                                  Ancillary Agreements.  The Buyer shall have received fully executed copies of the Ancillary Agreements.

(h)                                 Dissolution of J&S Audio Visual Jamaica, LLP and PT Mexico Services.  The Seller shall have (i) filed and delivered to Buyer satisfactory evidence of filing of the dissolution of J&S Audio Visual Jamaica, LLP (“J&S Jamaica”) and (ii) delivered to Buyer satisfactory evidence of the dissolution of PT Mexico Services, Inc., a Texas corporation (“PT Mexico Services”).

(i)                                     Debt Financing.  Buyer shall have obtained debt financing pursuant to the Acquisition Loan Agreement, in an amount not less than $12,000,000 and on terms satisfactory to Buyer in its reasonable discretion.

(j)                                    Approval of Ashford Board of Directors.  The board of directors of Ashford shall have approved Buyer’s execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(k)                                 Restructuring.  Buyer shall have obtained satisfactory written evidence that the Restructuring was completed in strict compliance with the “Sale/Rollover” Transaction Memorandum attached hereto as Schedule D (including, without limitation, written evidence that J & S Audio Visual Communications, Inc. was converted to a limited liability company prior to the formation of Seller) and that all Taxes and filings relating thereto that are due and payable as of the Closing Date were timely and duly paid and filed, in compliance with all applicable Laws.

(l)                                     Joinder.  Seller and Parent shall have become parties to this Agreement by executing a joinder agreement reasonably satisfactory in form to the Buyer.

(m)                             Lease renewals.  The Acquired Companies and Seller Parties shall have renewed the lease agreements relating to the Leased Real Property that have expired pursuant to Schedule 3.7.

(n)                                 Collective Bargaining Agreements.  Prior to Closing, Sellers Parties shall cause the agreement listed on Schedule 2.6(n) to reflect the current workplace address of J&S Audiovisual Mexico in Cancún, Mexico.

(o)                                 Certain Approvals of J&S Audiovisual Mexico.  Prepare and deliver to Buyers, originals of the partners’ meeting resolutions of J&S Audiovisual Mexico, approving: (A) all pending fiscal years; and (B) the allocation of an amount equivalent to 5% of its annual net profits to increase its legal reserve fund, in compliance with applicable Law.

(p)                                 Certain Filings of J&S Audiovisual Mexico. Prepare, file and deliver to Buyers originals of all pending filings by J&S Audiovisual Mexico with the Registry of Foreign Investments (Registro Nacional de Inversiones Extranjeras) and evidence that J&S Audiovisual Mexico is current in its filing obligations before such registry.

(q)                                 Release of Bowring Pledge. Seller Parties shall have obtained an executed release of that certain pledge of J&S Audiovisual Mexico equity interests serving as security for that certain debt owed by the Seller Parties and/or the Company to Ronald Bowring and a pay-off letter executed by Ronald Bowring evidencing the pay-off of such debt (the “Bowring Release”).

(r)                                    Release of Certain Guarantees.  Seller and Seller Parties shall have caused the removal of:

(i)                                     J & S Audio Visual Communications, Inc. as a guarantor of the mortgage held by Comerica Bank on the real property covered by the Office Lease;

(ii)                                  J & S Audio Visual Communications, Inc. as a guarantor of certain obligations to North Texas Certified Development Corp.;

(iii)                               the Company as a guarantor of certain obligations to North Texas Certified Development Corp.;

(iv)                              the termination or release of J&S Audiovisual Communications, Inc. as a party to that certain Authorization of Debenture Guarantee with North Texas Certified Development Corp. and JS Royal Lane Owner LLC.

(s)                                   TAV Asset Purchase Agreement. Buyer shall have received a fully executed copy of the TAV Asset Purchase Agreement.

(t)                                    Hiring of CDI Owners. J&S Audiovisual Mexico shall have hired the five former owners of CDI on the economic terms substantially similar to the recent historical compensation provided by CDI to such former owners.

(u)                                 Closing Deliveries of Seller.  Subject to the conditions set forth in this Agreement, at or prior to the Closing, Seller Parties and the Company shall deliver to Buyer:

(i)                                     an officer’s certificate, dated as of the Closing Date, duly executed by the chief executive officer or president of the Company, certifying as to the satisfaction of each of the conditions set forth in Sections 2.6(a) through 2.6(f) and Sections 2.6(m) through (t);

(ii)                                  the certificates (or affidavits of lost certificates in lieu thereof) representing the Units being sold by Seller hereunder, free and clear of all Liens, accompanied by an assignment separate from certificate duly executed by Seller in a form acceptable to Buyer;

(iii)                               copies of the original LLC Agreement of the Company and written resolutions duly adopted by the Company’s board of managers and members approving this Agreement and the transactions contemplated hereby certified by an officer of the Company;

(iv)                              a certificate from the Secretary of State or similar authority of the jurisdiction of formation of each Acquired Company and each state and foreign jurisdiction where such Acquired Company is qualified to do business (including the states and foreign jurisdictions listed on Schedule 3.1) stating that such Acquired Company is in good standing (or similar certificates in Mexico including a mercantile folio (folio mercantil) issued by the corresponding Registry Public of Commerce);

(v)                                 evidence of the termination of all Contracts or arrangements with related parties set forth on Schedule 2.6(u)(v) in form and substance acceptable to Buyer;

(vi)                              (A) payoff letters, final invoices or releases relating to any Indebtedness of the Acquired Companies, and (B) releases of Liens set forth on Schedule 2.6(u)(vi) in form and substance reasonably satisfactory to Buyer;

(vii)                           the consents set forth on the Schedule 2.6(c) attached hereto;

(viii)                        a certificate of non-foreign status from each of Parent and Seller executed and delivered to Buyer satisfying the requirements of Treasury Regulations Section 1.1445-2(b), in a form satisfactory to Buyer;

(ix)                              written resignations of the managers and officers, if any, of the Acquired Companies;

(x)                                 a counterpart signature page to each Ancillary Agreement, duly executed by the applicable Seller or Seller Party;

(xi)                              landlord consents and estoppel certificates with respect to each of the Leased Real Property as Buyer may reasonably request, in form and substance reasonably satisfactory to Buyer, and any title insurance policies, surveys, nondisturbance agreements related to the Leased Real Property that the Company, Seller or Seller Parties has in its possession;

(xii)                           a notarial deed issued by a notary public in Mexico containing the formalization of partners’ resolutions of J&S Audiovisual Mexico cancelling all powers of attorney previously granted except for those expressly indicated by Buyer to remain outstanding;

(xiii)                        a certificate attesting to an electronic search at the Mexican Registry of Guarantees over Movable Property (Registro Único de Garantías Mobiliarias) dated no earlier than three (3) Business Days prior to Closing as to the absence of Liens on the securities and personal or movable property of J&S Audiovisual Mexico;

(xiv)                       a certificate duly executed by the Secretary of J&S Audiovisual Mexico attaching a copy of the (y) current bylaws; and (z) last entry in the partners’ registry book and capital variations book duly reflecting the current capital and equity structure of J&S Audiovisual Mexico resulting from the Restructuring;

(xv)                          all original corporate books and records of J&S Audiovisual Mexico including, but not limited to, notarial deeds, partners’ meeting minutes book, board of managers’ meeting minutes book, partners’ registry book, and capital variations book, in each case reflecting the capital and equity structure of J&S Audiovisual Mexico resulting from the Restructuring;

(xvi)                       A list describing all bank accounts and safe deposit boxes of each Acquired Company, including the name and address of the corresponding banking institution and the identity of the individuals with access or authority to sign or withdraw against such bank accounts and safe deposit boxes;

(xvii)                    the Bowring Release;

(xviii)                 evidence of the removal of J & S Audio Visual Communications, Inc. as a guarantor of the mortgage held by Comerica Bank on the real property covered by the Office Lease;

(xix)                       an original counterpart of the TAV Asset Purchase Agreement duly executed by J&S Audiovisual Mexico and TAV;

(xx)                          original tax invoices (CFDI) to Buyers’ satisfaction, reflecting the purchase price allocation agreed upon by the parties with respect to the TAV Assets, clearly identifying each and all of the acquired assets, and separating the consideration allocated for each concept and the applicable Value Added Tax, and in compliance with all applicable requirements pursuant to applicable Mexican Tax Laws;

(xxi)                       an original counterpart of the TAV Transportation Services Renewal, the TAV/UNIFIN Assignment Agreement, the CDI Termination of the Gratuitous Bailment Agreement, the CDI Termination of Services Agreement, the SIID Personnel Services Renewal and the Woodson Termination Agreement, duly executed by all appropriate parties indicated thereto;

(xxii)                    evidence that J&S Audiovisual Mexico has internal labor regulations (Reglamento Interior de Trabajo) duly in place and registered with the corresponding Governmental Entity in full compliance with applicable Law, and that it has complied with the creation of all employee-employer organizations including but not limited to, profit sharing commission, security and hygiene commission and training commission in full compliance with applicable Law; and

(xxiii)                 Seller shall have delivered to Buyer a certification issued by the Mercantile Registry of the corresponding Chamber of Commerce and Production confirming J&S Audio Visual DR’s valid registration in said institution, not earlier than five (5) days prior to the Closing;

(xxiv)                Seller shall have delivered to Buyer a valid certification issued by the tax administration of the Dominican Republic (Dirección General de Impuestos Internos) dated no earlier than five (5) days prior to the Closing certifying J&S Audio Visual DR is up-to date with its tax obligations according to the laws of the Dominican Republic;

(xxv)                   Seller shall have delivered to Buyer a certificate from the INFOTEP (Instituto Nacional de Formación Técnico Profesional) dated no earlier than five (5) days prior to the Closing certifying that no amounts are due to such institution by J&S Audio Visual DR;

(xxvi)                Seller shall have delivered to Buyer a certificate from Social Security Treasury (TSS) dated no earlier than five (5) days prior to the Closing certifying that no amounts are due to such institution by J&S Audio Visual DR; and

(xxvii)             such other deliveries as are reasonably requested by Buyer.

2.7                               Tax Withholding.  Notwithstanding anything herein to the contrary, Buyer or, if applicable, the Company, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts required to be deducted and withheld from such Person (including without limitation any Foreign Withholding Amounts) with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law relating to Taxes.  To the extent that amounts are so withheld by Buyer or, if applicable, the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer or, if applicable, the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller Party represents and warrants on a joint and several basis to Buyer that the following representations and warranties are true and correct as of the date hereof and the Seller and each Seller Party represents and warrants on a joint and several basis to Buyer that the following representations and warranties will be true and correct as of the Closing Date as if then made, except that representations or warranties that are by their express terms made as of a specific date shall be true and correct as of such date:

3.1                               Organization; Authorization.  As of the Effective Date, the Company is a corporation duly organized, validly existing and in good standing under the laws of Texas and is qualified to do business as a foreign entity in every jurisdiction in which the character of its properties or the nature of its activities require it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.  As of the Closing Date, the Company will be a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and will be qualified to do business as a foreign entity in every jurisdiction in which the character of its properties or the nature of its activities will require it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.  All such jurisdictions are set forth on Schedule 3.1.  The copies of (i) the Company’s current certificate of incorporation and current bylaws that have been delivered to Buyer on or before the Effective Date reflect all amendments made thereto and are correct and complete copies of the operative documents of the Company as of the Effective Date, and (ii) the Company’s certificate of formation and operating agreement that will have been delivered to Buyer on or before the Closing Date reflect all amendments made thereto and are correct and complete copies of the operative documents of the Company as of the Closing Date, other than any amendments or amendments and restatements to be entered into in connection with the execution of this Agreement or any Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby.  The minute books containing the records of meetings of the members, managers, stockholders or board of directors, as applicable, and the books of the Company, in each case that have been delivered to Buyer, are correct and complete in all material respects.  The Company is not in default under or in violation of any provision of its bylaws or operating agreement, as applicable.  The Company has full company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly and unanimously approved this Agreement and each Ancillary Agreement to which the Company is a party and has duly authorized the execution and delivery of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby.  The manager(s) of the Company will have ratified such approval and authorization prior to the Closing Date. No other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

3.2                               Noncontravention.  Except as set forth in Schedule 3.2, the execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby by the Acquired Companies and Seller do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of (including a breach due to the failure to notify or obtain the prior consent or waiver of any Person), (b) constitute a default or result in a violation under (whether with or without the giving of notice, the passage of time or both), (c) give any third party the right to materially modify, terminate or accelerate, or cause any material modification, termination or acceleration of, any material property, benefit, right, asset or obligation under, (d) result in the creation of any Lien upon the Units, any other Equity Interests or any material assets of the Acquired Companies under, (e) require any authorization, consent, approval, exemption or notice or declaration to, or filing with, any Governmental Entity under or pursuant to, or (f) require the notification consent or waiver of any other Person (either with or without the passage of time and giving of notice or both) under or pursuant to, the provisions of the certificates of incorporation, bylaws, certificates of formation, operating agreements or other governing documents of the Acquired Companies or any Law, Order, Permit or Contract to which the Company, Seller, the Units, any other Equity Interests or any material asset of the Acquired Companies is bound or subject.

3.3                               Capitalization; Subsidiaries.

(a)                                 As of the Closing Date, the Seller will own 100% of the outstanding Units of the Company, and Seller is transferring to Buyer pursuant to this Agreement the Purchased Units, which as of the Closing Date will constitute 85% of the outstanding Units of the Company, in each case free and clear of all Liens (other than any restrictions under applicable securities laws).  Other than the remaining 15% of the outstanding Units owned and retained by the Seller, as of the Closing Date there will be no other authorized or outstanding Units or other Equity Interests of the Company.  All of the issued and outstanding Units of the Company have been duly authorized, validly issued, fully paid and non-

assessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal.  Other than as set forth on Schedule 3.3(a), the Company has no Liabilities related to or arising out of any existing or previously issued and expired Equity Interests.  There are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any Equity Interests of the Company.  There are no outstanding or authorized unit appreciation rights, phantom units, profits interests or similar rights with respect to the Company.  There are no voting trusts, proxies or any other Contracts or understandings with respect to the voting of the Equity Interests of the Company.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests.  Other than as set forth on Schedule 3.3(a), no former direct or indirect holder of any Equity Interests of the Company has any material claim or rights against the Company or Seller that remains unresolved or to which the Company or Seller has or may reasonably be expected to have (now or in the future) any material Liability and to the actual knowledge of Monroe, Kevin and Todd, no such claims are threatened.

(b)                                 Schedule 3.3(b)(i) sets forth a complete list of the direct and indirect subsidiaries of the Company as of the Effective Date, current capital and equity structure, and the jurisdiction of organization of each such subsidiary.  Schedule 3.3(b)(ii) sets forth a complete list of the direct and indirect subsidiaries of the Company as of the Closing Date, capital and equity structure as of the Closing Date, and the jurisdiction of organization of each such subsidiary.  For purposes of this Agreement, the term “Subsidiaries” (and each individually, a “Subsidiary”) means (i) prior to the Restructuring, those entities set forth on Schedule 3.3(b)(i), and (ii) subsequent to the Restructuring, those entities set forth on Schedule 3.3(b)(ii).  Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Subsidiary is duly qualified to do business in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.  No Subsidiary is in default under or in violation of any provision of its bylaws, operating agreement or other charter document, as applicable.  Each Subsidiary that is an Acquired Company has full company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  As of the Effective Date and the Closing Date, the Company directly or indirectly owns all of the outstanding Equity Interests of each Subsidiary indicated on Schedule 3.3(b)(i) and Schedule 3.3(b)(ii), respectively, free and clear of all Liens, except as set forth on Schedule 3.3(b)(iv).  All of the Equity Interests of each Subsidiary have been validly issued, are fully paid, and have been issued without violation of any preemptive right or other right to purchase. There are no voting trusts, stockholder agreements, proxies, understandings or other Contracts with respect to the voting of the Equity Interests or other ownership interests of the Subsidiaries.  Other than as set forth on Schedules 3.3(b)(i), Schedule 3.3(b)(ii), Schedule 3.3(b)(iii) and as described in Schedule D, the Subsidiaries (i) do not have, and have never had, any direct or indirect Subsidiaries; (ii) do not hold, and have never held, any stock or other Equity Interest in any other Person or any securities convertible or exchangeable into stock or any other ownership interests of any other Person.  For purposes of this Agreement, the “Acquired Companies”, and each individually an “Acquired Company,” means (i) prior to the Restructuring, the Company and each of the Subsidiaries listed on Schedule 3.3(b)(i), other than J&S Jamaica and PT Mexico Services, and (ii) subsequent to the Restructuring, the Company and each of the Subsidiaries listed on Schedule 3.3(b)(ii), other than J&S Jamaica and PT Mexico Services.

(c)                                  The copies of (i) the current articles of incorporation and current bylaws (or similar documents under the law of their jurisdiction) of the Subsidiaries, other than J&S Jamaica and PT Mexico Services, that have been delivered to Buyer on or before the Effective Date reflect all amendments made thereto and are correct and complete copies of the operative documents of such Subsidiaries as of the Effective Date, and (ii) the corporate books of the Subsidiaries, other than J&S

Jamaica and PT Mexico Services, that will have been delivered to Buyer on or before the Closing Date will be correct, complete and up to date and will correctly reflect all matters relating to the Restructuring. This Agreement and the Ancillary Agreements to which the Subsidiaries are a party will have been duly executed and delivered by the Subsidiaries and will constitute the valid and binding agreements of the Subsidiaries, enforceable against them in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(d)                                 As of the Closing Date, all legal and statutory formalities for the transfer of J&S Audio Visual DR will have been duly and fully satisfied. In this regard, the Seller, with the execution of this Agreement, waives the exercise of any right that it may have over the shares of J&S Audio Visual DR on the occasion of this transaction, including any preferential right to purchase the same.

3.4                               Financial Statements.

(a)                                 Attached as Schedule 3.4(a) are the following financial statements (collectively, the “Financial Statements”): (i) an unaudited balance sheet as of May 31, 2017 (the “Latest Balance Sheet”), and the related statements of income for the five months then ended of each of the Company, J&S Audiovisual Mexico and  J&S Audio Visual DR; (ii) audited balance sheets of each of the Company and J&S Audiovisual Mexico as of December 31, 2016, December 31, 2015 and December 31, 2014, and the related statements of income, cash flow and members’ equity for the fiscal years then ended; (iii) unaudited balance sheets of J&S Audio Visual DR as of December 31, 2016, December 31, 2015 and December 31, 2014, and the related statements of income and members’ equity for the fiscal years then ended; and (iv) unaudited consolidated balance sheets of the Acquired Companies as of December 31, 2016, December 31, 2015 and December 31, 2014 and the related statements of income and members’ equity for the fiscal years then ended.  Each Financial Statement (A) is accurate and complete in all material respects; (B) is consistent with the books and records of the Acquired Companies (which, in turn, are accurate and complete in all material respects); (C) has been prepared in accordance with the Accounting Principles, subject, in the case of the Latest Balance Sheet, to normal year-end adjustments and the absence of footnotes and the disclosures normally made therein; and (D) presents fairly the financial condition of such Acquired Companies as of the respective dates thereof and the operating results of the such Acquired Companies for the periods covered thereby.

(b)                                 Except as set forth on Schedule 3.4(b), the Acquired Companies do not have any undisclosed Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP that (i) are not adequately reflected or reserved against in the Latest Balance Sheet or (ii) have been incurred outside the Ordinary Course of Business since the date of the Latest Balance Sheet (in each case, “Undisclosed Liabilities”).

(c)                                  Each of the Acquired Companies has established and adhered to a system of internal accounting controls appropriate for its size and the industry in which it operates.  To the Company’s Knowledge, there has never been (i) any significant deficiency or weakness in the system of internal accounting controls used by any of the Acquired Companies, (ii) any fraud or other material wrongdoing that involves any of the Acquired Companies’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls used by such Acquired Company or (iii) any written claim or allegation regarding any of the foregoing.

(d)                                 Except as set forth on Schedule 3.4(d), the Acquired Companies do not have any Indebtedness.

3.5                               No Material Adverse Effect.  Since December 31, 2016, there has been no Material Adverse Effect.

3.6                               Absence of Certain Developments.  Except as set forth on Schedule 3.6, since December 31, 2016, the Acquired Companies have not, directly or indirectly:

(a)                                 sold, leased, assigned, transferred, abandoned, permitted to lapse or otherwise disposed of any material rights, assets or properties, tangible or intangible other than in the Ordinary Course of Business;

(b)                                 canceled without fair consideration any material debts or claims owing to or held by it;

(c)                                  disclosed any material Company Confidential Information to any Person (other than Buyer and Buyer’s representatives) other than in the Ordinary Course of Business;

(d)                                 made or granted any bonus or any wage, salary, compensation or benefit increase to or with respect to any current or former director, officer, manager, employee or other service provider other than periodic increases made in the Ordinary Course of Business, required by existing Contracts as in effect on the December 31, 2016, mandated by applicable Laws or as a result of a promotion under Section 3.6(e);

(e)                                  changed the terms of employment for any employee, other than promotions in the Ordinary Course of Business;

(f)                                   accelerated the vesting or payment of any compensation or benefit for any current or former director, officer, manager, employee or other service provider, other than as required by existing Contracts as in effect on December 31, 2016 or as mandated by applicable Laws;

(g)                                  amended, terminated, ceased participation in, adopted, become a party to or commenced participation in any Plan;

(h)                                 incurred any Indebtedness or incurred or become subject to any other Liability above $100,000, except current Liabilities incurred in the Ordinary Course of Business (none of which is a liability for material breach of Contract, tort, infringement, lawsuit, or environmental, health or safety matter);

(i)                                     made any loans or advances to, investments in, or guarantees for the benefit of, or otherwise become liable for the Indebtedness or other legal obligation of, any Person;

(j)                                    made any capital expenditures or commitments therefor in the aggregate in excess of $100,000;

(k)                                 made any change in any method of accounting or accounting policies;

(l)                                     engaged in any promotional sales, customer rebates, discount or price reduction or other activity that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that otherwise would be expected to occur in post-Closing periods;

(m)                             instituted or permitted any material change in the conduct of the Company’s business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(n)                                 entered into, materially amended or terminated any material Contract or Permit, other than as set forth on Schedules 3.10(a), (b) or (c);

(o)                                 become subject to any obligation that prohibits the Acquired Companies from freely engaging in business anywhere in the world or that otherwise restricts any activities of the Acquired Companies;

(p)                                 issued, sold or transferred any of its Equity Interests;

(q)                                 declare, set aside, establish a record date for, make or pay any distribution (whether payable in cash, equity, property or a combination thereof) with respect to any of its Equity Interests, or enter into any agreement with respect to the voting of its Equity Interests;

(r)                                    experienced any material Loss (whether or not covered by insurance) to any of its assets or properties;

(s)                                   made or agreed to make any write-off or write-down, or any determination to write-off or write-down, or revalue, any of its assets and properties (including notes or accounts receivables), or change in any respect any reserves associated therewith, or waive or release any right or claim, other than re-evaluations due to exchange rate fluctuations;

(t)                                    delayed or postponed any material repair or maintenance of its properties or the payment of accounts payable, accrued liabilities and other obligations and Liabilities outside the Ordinary Course of Business;

(u)                                 instituted or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of the Acquired Companies of more than $25,000;

(v)                                 made a material change in its Tax principles, methods, policies or elections, or filed any amended Tax Return;

(w)                               entered into any Tax closing agreement, settled any material Tax claim or assessment relating to the Acquired Companies;

(x)                                 surrendered any right to claim a refund of Taxes;

(y)                                 consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Companies;

(z)                                  failed to pay any material amount of Taxes when they became due and payable; or

(aa)                          agreed or committed to do any of the foregoing, other than pursuant to this Agreement or any Ancillary Documents, including the Restructuring and the actions required under Sections 7.11, 7.12 and 7.13.

3.7                               Real Property.  Except as set forth on Schedule 3.7, the Acquired Companies do not own, and have never owned, any real property.  Schedule 3.7 sets forth a correct and complete list of all leases, written or oral, of real property (the “Leased Real Property”) of the Acquired Companies as lessee or lessor, including the name of the lessee or lessor, as applicable, the address of each parcel of real property leased thereunder, the annual rent, the term of the lease and all subleases, licenses and other agreements with respect thereto (each, a “Lease” and collectively, the “Leases”).  Except as set forth on Schedule 3.7 and Schedule 3.10(b), to the Knowledge of the Company, each of the lease agreements relating to the Leased Real Property is in full force and effect. The Acquired Companies have not subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property under any Lease or any portion thereof other than as set forth on Schedule 3.7.

3.8                               Assets.  Except as set forth in Schedule 3.8, the Acquired Companies own good and valid title to, or a valid leasehold interest in, all of the properties and assets shown on the Latest Balance Sheet, located on the Leased Real Property, or, if applicable, or acquired thereafter, other than those assets sold or disposed in the Ordinary Course of Business, and free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.8, the Acquired Companies own, or have a valid leasehold interest in, all material property and assets necessary or desirable for the conduct of their businesses as presently conducted.  The assets owned, leased or utilized by the Acquired Companies, including the TAV Assets and CDI Assets, are sufficient for the continued conduct of the business after the Closing in substantially the same manner as conducted prior to the Closing. The Acquired Companies’ buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) are, except for ordinary wear and tear, in good condition and repair in all material respects and are usable in the Ordinary Course of Business.  Neither the Seller Parties or any other Person own any assets or properties necessary or desirable for the conduct of the Acquired Companies’ business, other than as set forth on Schedule 3.8, and the assets and properties owned by CDI, TAV and SIID.

3.9                               Tax Matters.

(a)                                 Except as set forth on Schedule 3.9(a), each of Parent, Seller Parties and the Acquired Companies has timely filed all Tax Returns (including, but not limited to, all Tax Returns relating to the Restructuring and any other documents, statements and filings related thereto) that are due as of the Closing Date and required to be filed by or with respect to it pursuant to applicable Laws, and all Tax Returns filed or required to be filed by each of Parent, Seller Parties and the Acquired Companies are accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws.  Each of Parent, Seller Parties and the Acquired Companies has paid all material Taxes due and payable by it as of the Closing Date (including, but not limited to, all Taxes relating to the Restructuring) (whether or not shown or required to be shown on any Tax Returns).  Except as set forth on Schedule 3.9(a), each of Parent, Seller Parties and the Acquired Companies has duly withheld and/or paid all Taxes required to have been withheld and/or paid in connection with the Restructuring as of the Closing Date, including any applicable capital gains taxes.  Each of Parent, Seller and the Acquired Companies has duly withheld and paid to the proper Governmental Entity all Taxes required to have been withheld and paid and as of the Closing Date in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Other than Taxes that the Acquired Companies are or were required by applicable Law to withhold and pay, none of the Acquired Companies are or will be liable for Taxes that correspond to any other Person. Except as set forth on Schedule 3.9(a), no claim has ever been made in writing by an authority in a jurisdiction where any of Parent, Seller Parties or the Acquired Companies does not file Tax Returns that any of Parent, Seller Parties or the Acquired Companies is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of Parent, Seller Parties and the Acquired Companies.  Each of the Acquired Companies has delivered to Buyer complete and correct copies of all foreign, federal, state and local Tax Returns, examination reports, and statement of deficiencies assessed against, or agreed to by the Acquired Companies for all taxable periods ended on or after 2009.

(b)                                 Except as separately set forth and identified on Schedule 3.9(b), there is no Tax audit or examination, addition to Tax for any period for which Tax Returns have filed, or any judicial or administrative proceedings now being conducted, pending or, to the Knowledge of the Company, threatened in writing, with respect to any of Parent, Seller and the Acquired Companies.

(c)                                  Except as set forth on Schedule 3.9(c), none of Parent, Seller and the Acquired Companies has waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of any of Parent, Seller or the Acquired Companies or agreed to any extension of time for filing any Tax Return of any of Parent, Seller or the Acquired Companies which has not been filed.

(d)                                 None of Parent, Seller and the Company has engaged in any reportable transaction as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).  The transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in the payment, provision or retention of any “excess parachute payment” as defined in Section 280G(b)(1) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law). Neither Parent nor Seller is a foreign person within the meaning of Section 1445 of the Code.

(e)                                  The Company will not be required to include any item of income in, or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or before the Closing Date, (iii)  use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or before the Closing Date, (v) prepaid amount received on or before the Closing Date, or (vi) election by any of Parent, Seller and the Acquired Companies under Section 108(i) of the Code (or any corresponding provision of state or local law).

(f)                                   None of Parent, Seller and the Acquired Companies is a party to or bound by a Tax allocation, sharing, indemnity, or similar agreement or any current or potential contractual obligation to indemnify any other Person with respect to Taxes that will require any payment by the Acquired Companies after the date of this Agreement.

(g)                                  The Company has maintained the books and records required to be maintained pursuant to Section 6001 of the Code, and the rules and regulations thereunder, and any similar or other applicable provision under state, local and foreign law. The Subsidiaries have maintained all books and records required to be maintained pursuant to all applicable Laws.

(h)                                 None of Parent, Seller and the Acquired Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Parent) or (ii) has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise.

(i)                                     Prior to the Restructuring, (i) the Company was a validly electing S corporation within the meaning of Code Sections 1361 and 1362 (and any corresponding provision of state or local law) at all times since January 1, 2000, and (ii) the Seller Parties were eligible to own the shares of Company stock owned without causing the termination of the S corporation status of the Company. Since the Restructuring, the Company has been taxed as a disregarded entity for federal (within the meaning of Treasury Regulation Section 301.7701-2(c)(2)) and state and local income tax purposes (where the applicable state or local jurisdiction conforms with the Treasury Regulations as to classification of entities).

(j)                                    Prior to the Restructuring, the Company had no potential liability for any Tax under Section 1374 of the Code (or any corresponding provision of state or local law).  Prior to the Restructuring, the Company had not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(k)                                 Each of Parent, Seller and the Acquired Companies has correctly classified at all times and for all purposes, including Company Employee Benefit Plan eligibility and participation, those individuals performing services as common law employees, employees, leased employees, independent contractors or agents of the applicable Acquired Company, and have complied at all times with all Contracts regarding engagement and performance of such services.

(l)                                     All of the assets of the Acquired Companies have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date, and no portion of the assets of the Acquired Companies constitutes omitted property for property Tax purposes.

(m)                             None of the Acquired Companies (i) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state, local or foreign law), (ii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of United States state, local or foreign law), (iii) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iv) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(n)                                 There is no property or obligation of the Acquired Companies, including uncashed checks to vendors, customers or employees, non-refunded overpayments or credits, that is escheatable or payable to any state or municipality under any applicable escheatment or unclaimed property Laws or that may at any time become escheatable to any state or municipality under any such Laws.

(o)                                 None of Parent, Seller, the Acquired Companies and the Seller Parties owns, directly or constructively, (i) any stock in Ashford, Ashford Hospitality Trust, Inc. or Ashford Hospitality Prime, Inc., or (ii) any stock options in Ashford, Ashford Hospitality Trust, Inc. or Ashford Hospitality Prime, Inc.

(p)                                 Since its formation, each of J&S Audiovisual Mexico S. de R.L. de C.V. and J&S Audio Visual DR has been taxed in the US as a partnership or a disregarded entity for federal (within the meaning of Treasury Regulation Section 301.7701-2(c)(2)) and state and local income tax purposes (where the applicable state or local jurisdiction conforms with the Treasury Regulations as to classification of entities).  Prior to the Restructuring, J & S Audio Visual Communications, Inc. was, and at all times during its existence had been, a qualified subchapter S subsidiary, as defined by Section 1361(b)(3)(B) of the Code, of the Company and a qualified subchapter S subsidiary of the Company for each state in which Holdings, the Company or J & S Audio Visual Communications, Inc. filed state income Tax Returns.

3.10                        Contracts.

(a)                                 Except as set forth on Schedule 3.10(a) (which specifically identifies by subsection each of the following Contracts), no Acquired Company is a party to, or bound by, any:

(i)                                     collective bargaining agreement or other Contract with any labor union;

(ii)                                  Contract that (i) is an employment agreement that is not terminable by such Acquired Company on an “at will” basis, (ii) provides for a severance obligation or a deferred compensation obligation, (iii) provides for a payment, benefit or obligation in connection with the transactions contemplated under this Agreement, or (iv) is a Contract with an independent contractor or consultant in excess of $10,000;

(iii)                               Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of the assets or Equity Interests of such Acquired Company;

(iv)                              Intellectual Property Rights Contracts: (A) whereby such Acquired Company is granted a right or license to the Intellectual Property Rights of any other Person that is material to the conduct of the Acquired Company’s business, (but excluding any licenses for unmodified, commercially available off-the-shelf software); (B) whereby such Acquired Company grants to any other Person any rights in such Acquired Company’s Intellectual Property Rights, but excluding non-exclusive licenses granted in the Ordinary Course of Business; or (C) whereby such Acquired Company is otherwise restricted in the ability to use, enforce, or disclose any Intellectual Property Rights in any material way, including without limitation, settlement agreements;

(v)                                 Contract under which such Acquired Company is lessee of or holds or operates any property, real or personal, owned by any other Person providing for lease payments in excess of $10,000 per year;

(vi)                              Contract under which such Acquired Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by such Acquired Company providing for lease payments in excess of $25,000 per year;

(vii)                           broker, distributor, vendor, customer, supplier or maintenance Contracts which involve consideration in excess of $25,000 per year;

(viii)                        Contract in excess of $25,000 per year and not terminable by such Acquired Company upon 90 days’ or less notice without penalty;

(ix)                              Contract (A) which prohibits or otherwise limits or restricts such Acquired Company from freely engaging in business anywhere in the world, (B) which contains any minimum requirements or most-favored nations provision, (C) which grants any other Person “most favored nation” status or any type of special discount rights, (D) which contains any provision with respect to exclusivity, and (E) which limits or purports to limit the right of such Acquired Company to sell to or purchase from any Person;

(x)                                 Contract which prohibits such Acquired Company and/or its officers, directors, managers, equity owners or employees, in each case in their capacity as such, from soliciting customers or suppliers or soliciting or hiring employees of any other Person;

(xi)                              any warranty Contract with respect to such Acquired Company’s services or its products sold, leased or licensed;

(xii)                           Contract relating to the marketing, advertising or promotion of such Acquired Company’s products or services in excess of $25,000 per year;

(xiii)                        any Contract involving the settlement of any Proceedings with respect to which  any unpaid amount or future Liability remains;

(xiv)                       franchise or agency Contract;

(xv)                          joint venture or partnership or other Contract which involves a sharing of revenues, profits, losses, costs or Liabilities by such Acquired Company with any other Person, other than concerning any Acquired Company;

(xvi)                       Contract with any Material Customer (other than hotel customers) or Material Vendor;

(xvii)                    Contract with a Governmental Entity;

(xviii)                 redemption or purchase Contract or other Contract affecting or relating to the capital stock of such Acquired Company, including, without limitation any agreement with any current or former stockholder of such Acquired Company; and

(xix)                       any Contract for any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, such Acquired Company, or for any acquisition, divestiture, merger or similar transaction.

(b)                                 Except as specifically disclosed on Schedule 3.10(b), (i) to the Knowledge of the Company, no Material Contract has been cancelled or breached by any party thereto, (ii) such Acquired Company has performed all material obligations under each Material Contract required to be performed by such Acquired Company, and there is no material breach of or default by such Acquired Company under any such Material Contract or any event which, upon giving of notice or lapse of time or both, would constitute such a material breach or default by such Acquired Company, (iii) neither such Acquired Company nor any Seller has received written, or, to the Knowledge of the Company, oral, notice or claim of any breach or default under any Material Contract, and (iv) each Material Contract is legal, valid, binding, enforceable against such Acquired Company and, to the Knowledge of the Company, against each other party thereto, and is in full force and effect (subject to bankruptcy, moratorium and similar laws and subject to the application of specific performance and other equitable principles). Without limiting the foregoing, since the Latest Balance Sheet Date, no Acquired Company has paid any service credits, provided discounts, or agreed to provide any other similar types of compensation to any Person in connection with the failure to perform obligations under any Material Contract, including the failure to comply with relevant service levels, and, to the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time) gives any Person the right to demand or receive any such compensation under any such Material Contract.  No Acquired Company has triggered any obligation under any Material Contract that provides for a most-favored pricing provision for any customer of such

Acquired Company to reduce the prices charged to such customer in the future.  For purposes of this Agreement, “Material Contract” means each Contract listed or required to be listed on Schedules 3.10(a) and 3.21.  Each Acquired Company has heretofore made available to Buyer a true and correct copy of all Material Contracts (and a true and correct written description of all oral Material Contracts), together with all amendments, exhibits and attachments and waivers thereto.

(c)                                  Schedule 3.10(c) sets forth a complete and accurate description of all of the material terms of all oral Contracts  disclosed in Schedule 3.10(a).

3.11                        Intellectual Property Rights.

(a)                                 Each Acquired Company owns and possesses or is validly licensed to use all the Intellectual Property Rights that are material to the conduct of the Acquired Company’s business as currently conducted.

(b)                                 Schedule 3.11(b) sets forth a complete and correct list of all of the following that are owned by each Acquired Company:  (i) all issued patents and pending patent applications; (ii) all registrations and applications for registration of any copyrights; (iii) all registrations and applications for registration of any trademarks (“Company IP”).

(c)                                  Except as set forth on Schedule 3.11(c): (i) no claim contesting the validity, enforceability, registerability, patentability, use or ownership of any Company IP or other material Intellectual Property owned by an Acquired Entity has been made or is currently outstanding and, to the Knowledge of the Company, none is threatened and there is no reasonable basis for the same; (ii) to the Knowledge of the Company, no Acquired Company has infringed, misappropriated or otherwise conflicted with, and the operation of the business of such Acquired Company as currently conducted or as currently proposed to be conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any third party in any material way; (iii) no Acquired Company has received any written notices of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Company Intellectual Property Rights (including any demand or request that such Acquired Company license any Intellectual Property Rights from a third party); and (iv) to the Knowledge of the Company, no third party is infringing on, misappropriating, or otherwise conflicting with the Company Intellectual Property Rights, and to the Company’s Knowledge no facts or circumstances exist that could indicate a likelihood of the foregoing.  Immediately subsequent to the Closing, the Company IP will be owned by or available for use by each Acquired Company on terms and conditions materially identical to those under which such Acquired Company owned or used the Intellectual Property Rights immediately prior to the Closing.  Each Acquired Company has taken reasonable steps, consistent with industry standards, to protect such Acquired Company’s trade secrets and material Company Confidential Information.

3.12                        Litigation.  Except as set forth on Schedule 3.12, there are no and have not been during the preceding five years, any Proceedings pending or, to the Company’s Knowledge, threatened against or affecting, any of the Acquired Companies or to the Company’s Knowledge, any of their managers, officers, executives, employees, independent contractors or agents, in such person’s capacity as a manager, officer, executive, employee, independent contractor or agent of such Acquired Company, at law or in equity, or before or by any Governmental Entity.  The Acquired Companies are fully insured with respect to each of the matters set forth on Schedule 3.12 (except to the extent of any applicable insurance deductibles).  None of the Acquired Companies is party to and during the five years prior to the date hereof, has not been a party to any settlement agreement with respect to any Proceeding or threatened Proceeding.  None of the Acquired Companies is subject to or bound by any outstanding Orders.

3.13                        Brokerage.  Except for arrangements for which Seller and/or Seller Parties shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Acquired Companies.

3.14                        Employees.

(a)                                 To the Company’s Knowledge, no Key Employee or independent contractor and no group of employees and/or independent contractors of any Acquired Company has presented any Acquired Company with written or verbal plans or intentions to terminate or modify his or her status as an employee or independent contractor of such Acquired Company, including upon or in connection with the consummation of the transactions contemplated hereby.

(b)                                 Other than as set forth on Schedule 3.14(b), there are no Proceedings pending or, to the Knowledge of the Company, threatened against any Acquired Company with respect to or by any employee or independent contractor or former employee or independent contractor of such Acquired Company.  In the past five years, no Acquired Company (i) experienced any strikes, work stoppages or slowdowns, labor grievances, claims of unfair labor practices or other material labor disputes or (ii) engaged in any unfair labor practices.  To the Company’s Knowledge, there are no ongoing or threatened union organizing activities with respect to employees of such Acquired Company and no such activities have occurred in the past five years.

(c)                                  Schedule 3.14(c) contains a true, complete and accurate list of each employee of each Acquired Company and (as applicable) such employee’s date(s) of hire by such Acquired Company, position and title (if any), location of employment, current rate of compensation (including salary, bonuses, commissions, other benefits, and incentive compensation, if any), whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such person became inactive, the reason for such inactive status the policy permitting such absence, and, if applicable, the anticipated date of return to active employment.

(d)                                 Schedule 3.14(d) contains a true, complete and accurate list of each independent contractor providing services to each Acquired Company in excess of $10,000 per annum, such independent contractor’s date(s) of engagement by such Acquired Company, position and title (if any), and rate of compensation. Except as set forth on Schedule 3.14(d), none of such independent contractors are natural persons.

(e)                                  Each Acquired Company: (i) is and has been in at all times in the past five years, in compliance in all material respects with all applicable Laws respecting employment and social security including, but not limited to, data protection, internal labor regulations, employee-employer organizations, registration at the pertinent governmental entity(ies), payment of profit sharing, employment practices, classification of employment, equal employment opportunity, employee safety and health, terms and conditions of employment and wages and hours, in each case, with respect to current and former employees and independent contractors; (ii) has in all material respects duly and correctly calculated, withheld and reported all Taxes and amounts required by Law, INFOTEP (Instituto Nacional de Formación Técnico Profesional) or by agreement to be withheld and reported with respect to wages, salaries, social security contributions, and other payments to current and former employees and independent contractors; (iii) is not liable for, and has not incurred any Liability with respect to, any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for, and has not incurred any Liability with respect to, any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for current and former employees and independent contractors.  Each natural person who performs services for or on behalf of an Acquired Company has been properly classified by such Acquired Company as either an employee or independent contractor in accordance with applicable Law.

(f)                                   Within the past five years, no Acquired Company has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.

(g)                                  Except as could not result in material Liability to any Acquired Company, each of Parent, Seller and the Acquired Companies has correctly classified at all times and for all purposes, including Company Employee Benefit Plan eligibility and participation, those individuals performing services as common law employees, employees, leased, employees, independent contractors or agents of the applicable Acquired Company, and have complied at all times with all Contracts regarding engagement and performance of services.

(h)                                 All employees of J&S Audiovisual Mexico are and have been duly registered with the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social), the Mexican National Fund of Housing Institute (Instituto del Fondo Nacional de la Vivienda para los Trabajadores), and the Mexican Savings for Retirement Fund System (Sistema de Ahorro para el Retiro), considering their real and actual salary and position. No Acquired Company has dismissed without cause any employee over the last two (2) years.  With respect to each employee who has decided to voluntarily leave his or her employment with any Acquired Company, the corresponding Acquired Company obtained an executed letter of resignation from such employee in accordance with, and all of the terms of such letter were in full compliance with, all applicable Laws in effect at the time of such resignation.

(i)                                     All employees of J&S Audiovisual Mexico are and have been duly registered with the Mexican National Fund for Workers’ Consumption (Instituto del Fondo Nacional para el Consumo de los Trabajadores) and all other Governmental Entities as required by Law.

(j)                                    J&S Audiovisual Mexico has only entered into an outsourcing services agreement with SIID for the provision of specialized services and personnel to J&S Audiovisual Mexico. No company other than SIID has directly provided personnel to J&S Audiovisual Mexico. SIID has entered into services agreements (the “Services Agreements”) with Woodson, S.A. de C.V. (“Woodson”) and Innova Quality, S.A. de C.V. (“Innova”) by means of which such companies, through SIID, provide J&S Audiovisual Mexico with specialized services and personnel.

(k)                                 Each of TAV, CDI,  and SIID are in full compliance with all applicable Laws, including without limitation, Laws relating to Taxes, employment, labor, and social security. None of the employees of TAV, CDI and SIID (i) render personal and subordinated services to J&S Audiovisual Mexico and (ii) are or will be deemed to be employees of J&S Audiovisual Mexico, (iii) receive salary or any other compensation from J&S Audiovisual Mexico and (iv) are linked in any manner with J&S Audiovisual Mexico other than by the customer-service provider commercial relationship between J&S Audiovisual Mexico and TAV, CDI, and SIID, respectively.

(l)                                     The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment, vesting or funding of any benefits to any employee or former employee or director of any of the Acquired Companies; and (ii) no payments, bonuses or severance are or will be due or required to be made as a result of or in connection with the Closing or otherwise as a result of any change of control or other similar provisions, whether pursuant to contract, an incentive compensation plan, stock appreciation rights plan, or otherwise.

3.15                        Product and Service Warranties.  Except as set forth on Schedule 3.15, no Acquired Company has made any express or implied warranties or guarantees with respect to the products marketed and/or sold or services rendered by it.  Each product sold or delivered and each service rendered by an Acquired Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and to the Company’s Knowledge no Acquired Company has any material Liability or obligation for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product and service warranty claims set forth on the Latest Balance Sheet and to be set forth on the Closing Statement.

3.16                        Employee Benefit Plans.

(a)                                 Schedule 3.16(a) lists or describes each Plan (i) maintained, sponsored, contributed to or required to be contributed to by any Acquired Company, or (ii) with respect to which any Acquired Company has or could reasonably be expected to have any Liability (each such Plan, a “Company Employee Benefit Plan”).

(b)                                 Except as set forth on Schedule 3.16(b), no Acquired Company is, and no Acquired Company ever has been, a participating or contributing employer in any and no Company Employee Benefit Plan is a Multiemployer Plan.  No Acquired Company has incurred any withdrawal Liability that remains unsatisfied with respect to any Multiemployer Plan or any Liability in connection with the termination or reorganization of any Multiemployer Plan.  No Company Employee Benefit Plan (and, for purposes of this Section 3.16(b) only, no Plan maintained, sponsored, contributed to or required to be contributed to by any ERISA Affiliate or with respect to which any ERISA Affiliate has any Liability) (i) is or was subject to Section 412 of the Code or Title IV of ERISA other than a Multiemployer Plan set forth on Schedule 3.16(b) pursuant to the first sentence of this Section 3.16, (ii) is or was a multiple employer plan as described in Section 413(c) of the Code, (iii) is or was a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, (iv) is or was funded pursuant to a “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code, or (v) provides or is required to provide post-employment or retiree welfare benefits other than as required under Section 4980B of the Code and for which the Acquired Companies have no obligation or requirement to waive or pay any portion of any applicable premiums.  None of the Acquired Companies or any ERISA Affiliate has any Liability on account of a violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code.

(c)                                  With respect to each Company Employee Benefit Plan, the applicable Acquired Company has furnished, or, with respect to each Company Employee Benefit Plan that is a Multiemployer Plan, will furnish as of the Closing Date, to Buyer true and complete copies of, to the extent applicable, (provided that with respect to each Company Employee Benefit Plan that is a Multiemployer Plan, to the extent in the possession of the Acquired Company or as could reasonably be acquired by the Acquired Company) (i) the plan documents and all amendments thereto (and where such plan or amendment is unwritten, a written summary of the material terms thereof); (ii) all related trust and custodial agreements, funding arrangements, insurance and annuity contracts, administration, recordkeeping, service agreements, investment management and advisory agreements, and other similar arrangements currently in effect with respect thereto; (iii) the most recent summary plan description, summaries of material modifications and other material communications with respect to such Plan during the preceding three (3) years; (iv) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (“IRS”); (v) the Form 5500 Annual Report (including all schedules and other attachments for the most recent three years); (vi) the results of all non-discrimination test for the most recent three years; (vii) in the case of any Company Employee Benefit Plan for which a Form 1094-B, 1094-C, 1095-B or Form 1095-C is required to be filed or distributed, a copy of the most recently filed or distributed each such applicable form; and (viii) all material notices, letters and other correspondence to or from the IRS, U.S. Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity relating thereto.

(d)                                 With respect to each Company Employee Benefit Plan other than a Multiemployer Plan and, to the Knowledge of the Company, with respect to each Company Employee Benefit Plan that is a Multiemployer Plan and, in either case, that is intended to be qualified within the meaning of Section 401(a) of the Code is, except as could not result in material Liability to an Acquired Company, so qualified, has received a favorable determination letter, or with respect to a pre-approved plan, an opinion or advisory letter to the plan sponsor on which employers may rely, from the IRS, and to the Company’s Knowledge nothing has occurred since the date of such letter that cannot be cured within the remedial amendment period provided by Section 401(b) of the Code which could reasonably be expected to prevent any such Company Employee Benefit Plan from remaining so qualified.  Each Company Employee Benefit Plan other than a Multiemployer Plan and, to the Knowledge of the Company, each Company Employee Benefit Plan that is a Multiemployer Plan and each related trust or insurance contract is and has been administered, operated and maintained in all material respects in accordance with its respective terms and in compliance with all applicable Laws, including ERISA and the Code.  All contributions, premiums and other payments required to be made with respect to any Company Employee Benefit Plan by any Acquired Company prior to the Closing will have been made on a timely basis in accordance with the terms of the applicable Company Employee Benefit Plan and all applicable Laws and accounting principles and past practices and all other contributions, premiums, benefits and other payments not yet due have been properly accrued or otherwise adequately reserved.

(e)                                  With respect to each Multiemployer Plan required to be set forth on Schedule 3.16(b) (“Company Multiemployer Plan”), as applicable, (i) no complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from such Plan has been made by any Acquired Company (nor has any Acquired Company incurred a decline in contributions to any Multiemployer Plan such that a “seventy-percent contribution decline” (as defined in Section 4205 of ERISA) has occurred within any completed “3-year testing period” (as defined in Section 4205 of ERISA)) nor, to the Knowledge of the Company, by any other Person that could subject any Acquired Company to Liability, (ii) to the Knowledge of the Company, if any Acquired Company were to withdraw from any such Plan immediately prior to Closing, such withdrawal could not reasonably be expected to subject any Acquired Company to any Liability, (iii) no such Plan is in “endangered status,” “critical status” or “critical and declining status” within the meaning of Section 305 of ERISA, (iv) to the Knowledge of the Company, no “mass withdrawal” (within the meaning of the regulations under Section 4219 of ERISA) has occurred, (v) as of the Closing Date, the Company will have provided Buyer with the following, to the extent such item can reasonably be acquired by the Company: (A) a copy of a recent letter from the administrator of the Multiemployer Plan pursuant to Section 101(l) of ERISA setting forth the estimated withdrawal liability which would be imposed by the Plan if the Acquired Company were to withdraw from the Plan in a complete withdrawal, as of the most recently-available information that such administrator determines to use with respect to such letter, and the factors and methods used to determine such estimate; and (B) a copy of a letter from the administrator of the Multiemployer Plan or the most recently available actuarial report of the Plan, which sets forth the allocation method used by the Plan under Section 4211 of ERISA, the present value of unfunded vested benefits of the Plan for withdrawal liability purposes as of each plan year relevant under such allocation method, and the total employer contributions (net of withdrawn employers) for each such relevant plan year.  Prior to the Closing Date, Seller and Seller Parties will deliver Schedule 3.16(e) which will set forth (x) with respect to each Company Multiemployer Plan that is subject to Title IV of ERISA, the contribution history of the applicable

Acquired Company and each of its ERISA Affiliates to each Company Multiemployer Plan subject to Title IV of ERISA and which any Acquired Company or any ERISA Affiliate has or had an obligation to contribute from 2010 through 2016 and, for 2017, through the end of the calendar month immediately preceding the Closing Date, expressed in dollars and by contribution base units and (y) with respect to each Company Multiemployer Plan that is not subject to Title IV of ERISA, the total contributions to the Plan by each Acquired Company from 2010 through 2016 and, for 2017, through the end of the calendar month immediately preceding the date hereof.

(f)                                   Except as set forth and described in reasonable detail on Schedule 3.16(f), none of the Company Employee Benefit Plans obligates any Acquired Company to pay any separation, severance, termination or similar compensation or benefit that may be triggered as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or effective control” of any Person or “change in the ownership of a substantial portion of the assets” of any Person, each within the meaning of Section 280G of the Code.  No unfunded Liability that has not been properly accrued on the Acquired Companies’ financial statements exists under any Company Employee Benefit Plan.  Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any current or former director, officer, employee, contractor or consultant of any Acquired Company; (ii) limit or restrict the right of any Acquired Company to merge, amend or terminate any Company Employee Benefit Plan; (iii) increase the amount payable under or result in any other material obligation of any Acquired Company pursuant to any Company Employee Benefit Plan; or (iv) result in the forgiveness of any indebtedness of any current or former director, officer, employee, contractor or consultant.

(g)                                  (i) No asset of any Acquired Company is subject to any Lien under ERISA or Subchapter D of Chapter 1 of the Code; (ii) no Acquired Company has incurred any Liability under Section 412 of the Code or Title IV of ERISA or to the Pension Benefit Guaranty Corporation, which Liability remains unsatisfied, with respect to any Plan that has ever been sponsored, maintained, contributed to or required to be contributed to by such Acquired Company or any ERISA Affiliate; and (iii) there are no pending or, to the Company’s Knowledge, threatened Proceedings with respect to any Company Employee Benefit Plan or the assets thereof (other than routine claims for benefits) which could reasonably be expected to result in any Liability to Buyer or any Acquired Company (whether direct or indirect), and the Company has no Knowledge of any facts which could reasonably be expected to give rise to any such Proceeding.

(h)                                 No “prohibited transaction” under Section 4975 of the Code or Section 406 or 407 of ERISA, not otherwise exempt under the Code or ERISA, has occurred with respect to any Company Employee Benefit Plan which could reasonably be expected to subject any Acquired Company to a material tax or penalty imposed by Section 4975 of the Code or by Section 501, 502 or 510 of ERISA.  Nothing has occurred with respect to any Company Employee Benefit Plan that has subjected or could reasonably be expected to subject any Acquired Company to any material Liability on account of (i) a penalty under Section 502 of ERISA, or (ii) a breach of the fiduciary duties under Part 4 of Subtitle B of Title I of ERISA.

(i)                                     Except as could not result in material Liability to an Acquired Company, each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary and operational compliance with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder in all respects. No Acquired Company has any obligation to indemnify or gross-up (or any Liability with respect thereto) any Person for any Tax imposed under Section 409A or 4999 of the Code.

(j)                                    With respect to each Company Employee Benefit Plan subject to the Laws of a jurisdiction outside the United States (a “Company Foreign Benefit Plan”):  (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the consolidated financial statements of the applicable Acquired Company for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Closing, with respect to all current and former participants in such Company Foreign Benefit Plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations; and (ii) each Company Foreign Benefit Plan required to be registered with a Governmental Entity has been timely and properly registered, has been maintained in good standing with the appropriate Governmental Entity, and is and has been administered, operated and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws.

(k)                                 No individual who has performed services for any of the Acquired Companies has been improperly excluded from eligibility or participation in any Company Employee Benefit Plan.

3.17                        Insurance.  Each Acquired Company has in place policies of insurance adequate in scope and amount customary and reasonable for the businesses in which it is engaged.  Each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy, except as set forth on Schedule 3.17.  No Acquired Company has received any written notice that any such policy will be cancelled or will not be renewed.

3.18                        Compliance with Laws; Permits; Certain Operations.

(a)                                 Except as set forth on Schedule 3.18(a), during the period covered by the applicable statute of limitations, the Acquired Companies have complied and are in compliance with, in each case in all material respects, all applicable Laws, no written notices have been received by and no claims have been filed against, and no audits including without limitation, tax or social security audits have been commenced against, any Acquired Company alleging a violation of any such Laws, other than notices, claims and audits that have been resolved and are no longer pending.  Neither Parent, nor Seller, nor Acquired Company, or, to the Company’s Knowledge, any of their Affiliates, directors, managers, officers or employees has offered or given, and the Company has no Knowledge of any Person that has offered or given on its behalf, anything of value to, in violation of applicable Law (i) any official or Person of a Governmental Entity, any political party or official thereof or any candidate for political office; (ii) any customer or supplier; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, supplier or member of any Governmental Entity or any candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist any Acquired Company or any of its Affiliates in obtaining or retaining business for, with or directing business to any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Acquired Company or any of its Affiliates in obtaining or retaining business for, with or directing business to any Person.

(b)                                 The Acquired Companies (i) hold all material Permits necessary or desirable for the ownership and use of the assets and properties and the conduct of the Acquired Companies’ business (including for the occupation and use of the Leased Real Property), and Schedule 3.18(b) sets forth a list of all of such Permits (including the identity of the Person holding such Permits), and (ii) is in compliance with all terms and conditions of any such Permits in all material respects.  To the extent that Schedule 3.18(b) discloses that any Permits are held by Persons other than the Acquired Companies, Parent and Sellers will use reasonable efforts to cause the holder(s) of such Permits to transfer such Permits to the Acquired Companies at the Closing, and, to the extent that the consent of any Governmental Entity is required for such transfer, Parent and Sellers will use reasonable efforts to cause the holder to obtain such consents prior to the Closing in each case, to the extent such Permit may be transferred. All such Permits are in full force and effect and may be relied upon by Buyer and the Acquired Companies for lawful operation of the business of the Acquired Companies as of the Closing Date.

(c)                                  No Acquired Company has ever certified, represented or otherwise indicated (either orally or in writing) to any Person, including any current, former or potential customer or Governmental Entity, that it is a woman- or minority-owned business or small business or is otherwise entitled to any preference due to any similar designation.  No Acquired Company has ever received, or currently receives, any benefit of any kind from any designation with respect to the ownership, management or control of such Acquired Company (including any designation, representation or classification that such Acquired Company is a woman- or minority-owned business or small business or similar designation, representation or classification).

3.19                        Environmental and Safety Matters.  The Acquired Companies have at all times complied and are in compliance with all Environmental and Safety Requirements in all material respects.  The Acquired Companies have not (a) received any written notice, report or other information regarding any actual or alleged violation of or Liabilities under any Environmental and Safety Requirements from any Governmental Entity, or (b) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials, or to the Company’s Knowledge, owned or operated any property or facility contaminated by any Hazardous Materials, which may reasonably give rise to any current or future Liabilities pursuant to any Environmental and Safety Requirements.  The Acquired Companies and Seller have provided Buyer with all environmental reports, audits, and other information materially bearing on environmental, health and safety matters associated with the current and former operations of such Acquired Company that are in their possession.

3.20                        Names and Locations; Officers, Managers and Bank Accounts.  Schedule 3.20 sets forth the name or names under which the Acquired Companies have conducted business during the past five years.  Schedule 3.20 lists all of the Company’s corporate appointed directors, officers, attorneys-in-fact, managers, bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto).

3.21                        Customers; Vendors.  Schedule 3.21 sets forth a complete and correct list of (i) the twenty largest customers by sales of each of the Acquired Companies for the fiscal years ended December 31, 2015 and December 31, 2016 and the 6-month period ended June 30, 2017, (collectively, the “Material Customers”) and sets forth opposite the name of each such Material Customer the percentage of gross sales attributable to such Material Customer during such period and (ii) the twenty largest suppliers of each Acquired Company for the fiscal years ended December 31, 2015 and December 31, 2016 and the 6-month period ended June 30, 2017 in terms of the aggregate dollar amount of gross purchases made from such suppliers in such period, other than TAV, SIID and CDI (the “Material Vendors”) and sets forth opposite the name of each Material Vendor the amount paid to such Material Vendor during each such period. Except as set forth on Schedule 3.21, in the last twelve months, (i) no Material Customer (or other customer or group of customers which, in the aggregate, represent more than $50,000 of any Acquired Company’s annual revenues) has provided written or, to the Knowledge of the Company, oral notice or given any other written indication that any such Material

Customer intends to end its business relationship with the Acquired Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise), other than in the Ordinary Course of Business (e.g., in the case of non-recurring customers of an Acquired Company) or as would not reasonably be expected to be materially adverse to the business of the Company and, (ii) no Material Vendor has provided notice or indicated that any such Material Vendor intends to cease doing business with such Acquired Company or intends to decrease the rate of, or change the terms with respect to, supplying materials, products or services to such Acquired Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise), other than in the Ordinary Course of Business or as would not reasonably be expected to be materially adverse to the business of the Company.  To the Knowledge of the Company, no Material Vendor or Material Customer will cease to be a vendor or customer of such Acquired Company following the Closing.

3.22                        Affiliated Transactions.  Except as disclosed on Schedule 3.22, to the Knowledge of the Company and the actual knowledge of Todd, no Insider is a party to any Contract or other transaction with any Acquired Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Acquired Companies.

3.23                        Unlawful Payments.  None of the Acquired Companies, nor any director, officer,  stockholder, or, to the Company’s Knowledge, any employee, agent or representative of the Acquired Companies, has directly or indirectly on behalf of the Acquired Companies (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services, in violation of any applicable Laws (i) to obtain favorable treatment for the Acquired Companies or to secure Contracts, (ii) to pay for favorable treatment for the Acquired Companies or for contracts secured, or (iii) to obtain special concessions for the Acquired Companies or for special concessions already obtained, or (b) violated any of the provisions of the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq., or comparable foreign law or any rules or regulations promulgated thereunder that apply to the Acquired Companies.  The internal accounting controls of the Acquired Companies are adequate to provide reasonable assurance that material instances of any of the foregoing are detected in a timely manner.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARTIES

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller Party hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date hereof and Seller and each Seller Party hereby represents and warrants to Buyer that the following representations and warranties will be true and correct as of the Closing Date as if then made, except that representations or warranties that are made as of a specific date shall be true and correct as of such date:

4.1                               Authorization; Ownership of Units.  Seller Parties have the legal capacity to enter into this Agreement and each Ancillary Agreement to which such Seller Party is a party and perform Seller Parties’ obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by each Seller Party and constitutes the legal, valid and binding obligation of each Seller party, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. As of the Closing Date, Seller will have the legal capacity to enter into this Agreement and each Ancillary Agreement to which Seller is a party and perform Seller’s obligations hereunder and thereunder.  As of the Closing Date, this Agreement will have been duly executed and delivered by Seller and will constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.  Seller shall transfer to Buyer good and marketable title to the Purchased Units pursuant to this Agreement, free and clear of all Liens.  No Seller Party is a party to any option, warrant, right, agreement, call, put or other Contract providing for the disposition or acquisition of any Equity Interests (other than this Agreement).  Seller does not have any claim, counterclaim, demand, cause of action, whether asserted or unasserted, whether based on contract, tort, statutory or other legal or equitable theory of recovery, in respect of its status as a holder of Equity Interests (including the Units) against any Acquired Company (other than the amounts payable under this Agreement).

4.2                               Noncontravention; Consents.

(a)                                 The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby by Seller do not and shall not (i) conflict with or result in any breach of any of the terms, conditions or provisions of (including a breach due to the failure to notify or obtain the prior consent or waiver of any Person), (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Lien upon the Purchased Units, or (iv) require the notification, consent or waiver of any other Person (either with or without the passage of time and giving of notice or both) under or pursuant to, any Contract to which Seller is bound, where such conflict, breach, default, or failure to give such notification or obtain such waiver or consent would materially and adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement and such Ancillary Agreements.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby by Seller do not and shall not result in a violation of any Law or Order to which Seller is bound or subject.

(b)                                 Seller is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by Seller of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Seller in connection with Seller’s execution, delivery and performance of this Agreement or the consummation by Seller of the transactions contemplated hereby.

4.3                               Litigation.  There are no Proceedings pending or to the best of Seller’s knowledge, threatened against or affecting Seller at law or in equity, or before or by any Governmental Entity.

4.4                               Brokerage.  Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement except for arrangements for which Seller and/or Seller Parties shall be solely responsible.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller, Seller Parties and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller, Seller Parties and the Company that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing Date as if then made, except that representations or warranties that by their express terms are made as of a specific date shall be true and correct as of such date:

5.1                               Organization; Authorization.  Buyer is a limited liability company duly incorporated and validly existing under the laws of the State of Delaware, with full company power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite company action on the part of Buyer, and no other company proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements.  This Agreement and each Ancillary Agreement to be executed and delivered by Buyer constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

5.2                               Noncontravention; Consents.

(a)                                 The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is party and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not (i) conflict with or result in any breach of any of the terms, conditions or provisions of (including a breach due to the failure to notify or obtain the prior consent or waiver of any Person), (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), or (iii) require the notification, consent or waiver of any other Person (either with or without the passage of time and giving of notice or both) under or pursuant to, any Contract to which Buyer is bound, where such conflict, breach, default, or failure to give such notification or obtain such wavier or consent would materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement and such Ancillary Agreements.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is party and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not result in a violation of any Law or Order to which Buyer is bound or subject.

(b)                                 Buyer is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Buyer in connection with Seller’s execution, delivery and performance of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

5.3                               Brokerage.  Except for arrangements for which Buyer shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.4                               Litigation.  There are no Proceedings pending or, to the best of Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any Governmental Entity.

5.5                               Acquisition Loan Agreement. As of the Effective Date. Buyer has delivered to Seller and Seller Parties duly executed copies of the commitment letter and related term sheet of Comerica Bank, dated as of June 14, 2017 (the “Commitment Letter”), pursuant to which such Person has agreed, subject to the terms and conditions set forth therein, to enter into the Acquisition Loan Agreement. As of the date hereof, the Commitment Letter is in full force and effect. To the knowledge of Buyer, there are no conditions precedent or other contingencies relating to the funding of the full amount of the proceeds under the contemplated Acquisition Loan Agreement except as stated in the Commitment Letter.

5.6                               Sufficiency of Funds.  As of the Closing Date, subject to the closing of the transactions contemplated by the Acquisition Loan Agreement on terms satisfactory to Buyer, in its reasonable discretion, Buyer will have sufficient funds consisting of cash on hand and other sources of immediately available funds to enable it to make the payment of the Initial Cash Purchase Price and consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

5.7                               Investment Purpose.  The Purchased Units will be acquired for investment for the Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the Purchased Units.  Buyer does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to any Person, with respect to any of the Purchased Units.  Buyer acknowledges that the Purchased Units, at the time of issuance, will not be registered under the Securities Act of 1933, as amended, (the “Securities Act”) or any state securities laws, and that the Purchased Units may not be sold or transferred except in compliance with the Securities Act and any applicable state securities laws or regulations. Buyer has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Purchased Units, and is able to bear the economic risk of holding the Purchased Units for an indefinite period, including total loss of its investment.

5.8                               Ashford Common Stock.  The issuance of the Ashford Common Stock Consideration pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the shares of Ashford Common Stock constituting the Ashford Common Stock Consideration will have been validly issued, fully paid, and nonassessable and will not be subject to any preemptive rights, will have the rights, preferences and privileges specified in the Amended and Restated Articles of Incorporation of Ashford, as amended, and will be free and clear of all Liens, other than the restrictions imposed by this Agreement and applicable securities Law.

5.9                               Capitalization.  As June 30, 2017, the authorized capital stock of Ashford consisted solely of (a) 100,000,000 shares of Ashford Common Stock, of which 2,021,754 shares were issued and outstanding, and (b) 50,000,000 shares of preferred stock, including Series A cumulative preferred stock, par value $0.01 per share, no shares of which were issued and outstanding. No other class of capital stock of Ashford is authorized, issued or outstanding. Except as disclosed in Ashford SEC Reports or as would not reasonably be expected to have a material impact on the market price of the Ashford Common Stock Consideration as of the Closing Date, (a) there are no (i) securities convertible into or exchangeable or exercisable for shares of Ashford capital stock, (ii) subscriptions, options, warrants, calls, rights, convertible securities or other contracts, agreements or commitments of any kind or character obligating Ashford to issue, transfer or sell any of its capital stock, (iii) equity equivalents or agreements, arrangements or understandings granting any person any rights in Ashford similar to capital stock and (b) there are no outstanding obligations of Ashford to repurchase, redeem or otherwise acquire any Ashford capital stock. Ashford has, and as of the Closing Date will have, sufficient authorized shares of Ashford Common Stock, not otherwise reserved for issuance, to enable it to issue the Ashford Common Stock Consideration in full.

5.10                        SEC Reports.  The Ashford SEC Reports (a) required to be filed have been filed, (b) comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder and (c) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements included in the Ashford SEC Reports (x) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange

Commission with respect thereto, (y) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act), and (z) fairly present (subject in the case of unaudited statements to audit and year-end audit adjustments) in all material respects the consolidated financial position of Ashford as of the dates thereof and consolidated results of its operations and cash flows for the periods then ended.

5.11                        Investment Company.  Neither Buyer nor Ashford is an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

5.12                        Listing.  The Ashford Common Stock is listed on the NYSE MKT, LLC, and Ashford has not received any notice of delisting.  There is no suit, action, proceeding or investigation pending or, to Buyer’s knowledge, threatened against the Buyer Party or Ashford by the NYSE MKT, LLC or the Securities and Exchange Commission with respect to any intention by such entity to deregister the Ashford Common Stock or prohibit or terminate the listing of Ashford Common Stock on the NYSE MKT, LLC.  Ashford has taken no action that is designed to terminate the registration of Ashford Common Stock under the Exchange Act.

5.13                        Absence of Certain Changes or Events.  Since December 31, 2016, there has not been any event, change, effect or development that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on Ashford.

ARTICLE VI

INTERIM CLOSING COVENANTS

6.1                               Affirmative Covenants of the Acquired Companies.  From and after the date of this Agreement and until the Closing, unless Buyer otherwise agrees in writing (which shall not be unreasonably withheld), the Acquired Companies, Seller Parties and Seller shall, and Seller and Seller Parties shall cause each of the Acquired Companies to:

(a)                                 operate only in the Ordinary Course of Business;

(b)                                 use commercially reasonable efforts to maintain such Acquired Company’s books, accounts and records, pay expenses and payables, bill customers, collect receivables, purchase inventory, perform all maintenance and repairs necessary to adequately maintain its facilities and equipment, maintain the insurance policies it currently has in place and otherwise conduct its business, in each case in the Ordinary Course of Business;

(c)                                  use commercially reasonable efforts to preserve intact its corporate existence and business organization and goodwill and present business relationships with all customers, suppliers, licensors, distributors and others having significant business relationships with the Acquired Companies, to the extent such relationships are beneficial to the Acquired Companies and their businesses, and, except as otherwise requested by Buyer, use commercially reasonable efforts to encourage such Acquired Company’s officers, managers and other key employees to continue their employment through and after the Closing, which efforts shall not require increasing the compensation (including salary and benefits) or offering cash bonuses or other similar monetary incentives to such officers, managers or key employees;

(d)                                 (i) comply in all material respects with all Laws and Contracts applicable to its operations and business, and (ii) maintain in full force and effect all existing Permits applicable to its operations and business;

(e)                                  use commercially reasonable efforts to maintain in full force and effect (i) all Leased Real Property, (ii) all Intellectual Property Rights, and (iii) all Contracts under which such Acquired Company receives Intellectual Property Rights;

(f)                                   to use commercially reasonable efforts to duly execute and deliver binding written agreements, each in all material respects reflecting the terms of the existing oral Contracts set forth in Schedule 3.10(c);

(g)                                  cooperate with Buyer in Buyer’s investigation of the business and properties of the Acquired Companies pursuant to Section 6.4;

(h)                                 cooperate with Buyer and use commercially reasonable efforts to cause the conditions to Buyer’s obligations to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations necessary or desirable to consummate the transactions contemplated hereby); and

(i)                                     promptly (once such Acquired Company or Seller obtains knowledge thereof) inform Buyer in writing of any inaccuracy or variance from the representations and warranties contained in ARTICLE III and ARTICLE IV hereof or any breach of any covenant hereunder by any Acquired Company or Seller Party.

6.2                               Negative Covenants of the Acquired Companies.  From and after the date hereof and until the Closing, unless Buyer otherwise agrees in writing (which shall not be unreasonably withheld), other than as set forth on Schedule 6.2, each of the Acquired Companies will not, and Seller shall cause each of the Acquired Companies to not:

(a)                                 take or omit to take any action that could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect;

(b)                                 cause or permit such Acquired Company to merge or consolidate with any other Person other than pursuant to the Restructuring;

(c)                                  change any Tax election, change any annual accounting period, change any accounting method, file any amended Tax Return, surrender any right to claim a refund of Taxes, enter into any closing agreement or settle any Tax claim or assessment relating to such Acquired Company, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to such Acquired Company, fail to pay any Taxes as they become due and payable or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(d)                                 take any action for its winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its assets or revenues;

(e)                                  make or agree to make any disposition or sale, license or lease of, or incurrence of any Lien on, any of the Acquired Companies’ assets or properties other than in the Ordinary Course of Business, except for non-exclusive license grants to other Persons in the Ordinary Course of Business;

(f)                                   declare, set aside, establish a record date for, make or pay any distribution (whether payable in cash, equity, property or a combination thereof) with respect to any of its Equity Interests, or enter into any agreement with respect to the voting of its Equity Interests;

(g)                                  incur or guarantee any Indebtedness or Liability, other than in the Ordinary Course of Business, (ii) amend any material term of any Contract related to Indebtedness, (iii)  increase salaries or bonuses or otherwise increase or accelerate the compensation or benefits payable or provided to or with respect to any current or former director, officer, employee, consultant, advisor, independent contractor or agent, except for increases required by existing Contracts as in effect on the effective date of this Agreement, increases mandated by applicable Laws, periodic increases made in the Ordinary Course of Business, or increases as a result of a promotion in the Ordinary Course of Business, (iv) issue or sell any debt securities, (v) make a loan to any Person or (vi) purchase any debt securities of any Person;

(h)                                 take any action or omit to take any action that would require disclosure pursuant to Section 3.6 if each representation and warranty contained therein were remade as of the time of such action or omission;

(i)                                     allow any insurance policy, Permit or Leased Real Property to lapse or expire, or terminate or fail to renew any insurance policy, Permit or Leased Real Property that is scheduled to terminate or expire within 45 calendar days of the Closing Date; or

(j)                                    commit to do any of the foregoing.

6.3                               Affirmative Covenants of the Buyer.

(a)                                 From and after the date of this Agreement and until the Closing, unless Seller and Seller Parties otherwise agree in writing, the Buyer shall:

(i)                                     use its commercially reasonable efforts to cause the Acquisition Loan Agreement to be entered into in connection with the Closing;

(ii)                                  use its commercially reasonable efforts to obtain the approval of the board of directors of Ashford required under Section 2.6(j);

(iii)                               maintain the confidentiality of the Company Confidential Information and not use such information other than for the evaluation of the transactions contemplated under this Agreement and the Ancillary Agreements; and

(iv)                              cooperate with Seller and Seller Parties and use commercially reasonable efforts to cause the conditions to Seller’s obligations to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations necessary or desirable to consummate the transactions contemplated hereby).

(b)                                 In connection with the Closing, the Company shall establish a retention bonus pool to be funded with no less than $300,000 within a reasonable amount of time following the Closing (the “Retention Bonus Pool”).  The Retention Bonus Pool shall be for the benefit of certain key employees of the Company and shall provide for vesting over the course of four years from the Closing Date.

(c)                                  Cooperation.  Buyer shall, and shall cause Ashford to, reasonably cooperate with Seller, Seller Parties and its and their successors or assigns in any subsequent sale of all or part of the Ashford Common Stock Consideration, including but not limited to providing customary representations of Ashford regarding availability of information and providing any customary legal opinions that may be required by the transfer agent in connection with the sale of the Ashford Common Stock Consideration.

6.4                               Good Faith Negotiation; Cooperation.  Each Party hereby agrees that such Party shall negotiate in good faith and cooperate fully with the other Party and its Affiliates in satisfying conditions to Closing set forth in Sections 2.5 and 2.6 and otherwise.  The Parties hereto shall not willfully take any action for the primary purpose of delaying, impairing or impeding the Closing.  The Acquired Companies, Seller and Seller Parties shall use commercially reasonable efforts to, and shall cause their respective representatives to, reasonably cooperate in connection with the financing arrangements of Buyer as may be requested by Buyer (including, without limitation, providing assistance and cooperation in connection with the Acquisition Loan Agreement), including by (a) participating in a customary and reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders, (b) furnishing Buyer and its lenders with financial and other pertinent information regarding the Acquired Companies, (c) assisting Buyer and its lenders in the preparation of lender presentations, private placement memoranda, bank information memoranda and similar documents, and (d) taking reasonable actions, subject to the occurrence of the Closing, necessary to permit the consummation of Buyer’s financing; provided that (i) no Acquired Company shall be required to pay any fee or other amount in connection with the foregoing (ii) no Seller or Seller Party shall be required to incur personal liability or execute a personal guaranty in connection with any financing arrangements or the Acquisition Loan Agreement, and (iii) such assistance, cooperation and other actions shall not unreasonably interfere with the operations of any Acquired Company.

6.5                               Access.  From the date hereof until and through the Closing Date, the Seller and Seller Parties shall cause each Acquired Company to afford Buyer and its representatives reasonable access to (i) discuss the affairs, finances and accounts of such Acquired Company with the representatives, directors, officers, key employees, key sales representatives, and independent accountants and legal representatives of such Acquired Company, (ii) visit and inspect the properties of such Acquired Company, (iii) access the premises, books and records, files, Contracts and documents of such Acquired Company, provided, however, Buyer and its representatives must get the prior approval of Monroe or Kevin (such approval to not be unreasonably withheld) before any such discussion, communication, visit, inspection or access, none of which shall unreasonably interfere with the normal operations of such Acquired Company.  Any such discussion, communication, access, visit or inspection may be under the supervision of the personnel of any Acquired Company, Seller or Seller Parties.  Any access or communication between the Buyer and any key customer or key supplier must be approved in a writing executed by the Buyer on one hand and Monroe or Kevin on the other hand, which writing shall outline the terms of such access or communication (including appropriate limitations on the topics to be discussed), and any such access or communication by the Buyer or its representatives with any key customer or key supplier may be under the supervision of the personnel of any Acquired Company, Seller or Seller Parties, and any such access or communications shall not interfere with the normal business operations of the Company.  The Acquired Companies shall furnish to Buyer, Buyer’s financing sources and their respective representatives, such financial, operating and other data and information concerning the assets, commitments, Contracts, and properties of such Acquired Company as Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Buyer’s expense, under the supervision of the personnel of such Acquired Company and in such a manner as not unreasonably to interfere with the normal operations of such Acquired Company.  Notwithstanding anything to the contrary in this Agreement, no Acquired Company shall be required to disclose any information to Buyer, Buyer’s financing sources or its Representatives if such disclosure would

(i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Law, or any confidentiality restriction contained in any Material Contract.

6.6                               Exclusivity.  From the date of this Agreement through earlier of (a) the Closing Date, and (b) the date of termination of this Agreement pursuant to Section 8.1, the Acquired Companies, Seller and each Seller Party shall not, and shall cause the officers, employees, managers, members, representatives, agents, lenders, investment bankers and Affiliates of the Acquired Companies and Seller not to, directly or indirectly, discuss, pursue, solicit, initiate or otherwise enter into any discussions, agreements or other arrangements regarding, a possible sale or other disposition (whether by sale, merger, reorganization, recapitalization or otherwise) of all or any material part of the Equity Interests or assets of the Acquired Companies with any Person other than Buyer or its Affiliates (an “Acquisition Proposal”) or provide any information to any third party other than information which is traditionally provided in the Ordinary Course of Business to third parties where none of the Acquired Companies’ officers, managers, members and Affiliates have reason to believe that such information may be utilized to evaluate any such possible sale or other disposition.  The Acquired Companies, Seller and each Seller Party shall, and shall cause the officers, managers, members, employees and Affiliates of the Acquired Companies and Seller and to, (i) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding the foregoing, and (ii) promptly notify Buyer if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto, is subsequently made after the date hereof and the material terms thereof (including the identity of the third party or third parties and the specific material terms discussed or proposed.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1                               Survival of Representations and Warranties.  All representations, warranties, covenants and agreements set forth in this Agreement, the Schedules, the Ancillary Agreements or in any writing or certificate delivered in connection with this Agreement shall survive indefinitely following the Closing Date.  Notwithstanding the foregoing and except with respect to fraud, Buyer Indemnified Parties shall not be entitled to recover for any Loss pursuant to Section 7.2(a)(i) and Section 7.2(a)(ii) unless written notice of a claim thereof is delivered to Seller prior to the Applicable Limitation Date, however any post-Closing covenant shall not have an Applicable Limitation Date and thus shall survive until the applicable statute of limitations.  For purposes of this Agreement, the term “Applicable Limitation Date” means the date that is eighteen (18) months after the Closing Date; provided, however that the Applicable Limitation Date with respect to any Loss arising from or related to J&S Audiovisual Mexico, J&S Audio Visual DR, J&S Jamaica and PT Mexico Services shall be the date that is thirty-six (36) months after the Closing Date; provided, further, however, a breach of any Fundamental Representation shall be the date which is 180 calendar days after the expiration of the applicable statute of limitations (including any extensions thereto).  Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Section 7.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if written notice of the inaccuracy or breach, or potential inaccuracy or breach, thereof giving rise to such right or alleged right of indemnity shall have been given in good faith with reasonably specificity to Seller prior to such time.  To the extent the survival periods of the representations and warranties as set forth in this Section 7.1 differ from the survival periods under the applicable statute of limitations, the Parties expressly acknowledge and agree that the survival periods set forth in this Section 7.1 are intended to alter such applicable statutes of limitations.  The representations and warranties in this Agreement and the Schedules attached hereto or in any certificate delivered by any Party to any other Party as required by this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any of the Parties, or any knowledge of any of the Parties or their respective officers, directors, shareholders, members, managers, employees or agents or the acceptance by any Party of any certificate or opinion hereunder.

7.2                               General Indemnification.

(a)                                 The Seller and each Seller Party shall jointly and severally indemnify Buyer Indemnified Parties and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Buyer Indemnified Parties for, any and all Losses which any such Buyer Indemnified Party may suffer, sustain or become subject to as a result of, arising from, in connection with, by virtue of or related to (i) any breach or inaccuracy of any representation or warranty regarding the Acquired Companies, Parent or Seller set forth in this Agreement (including but not limited to those representations and warranties set forth in ARTICLE III and ARTICLE IV), the Schedules or any certificate furnished by or on behalf of the Acquired Companies, Parent or Seller pursuant to this Agreement (in each case ignoring, for purposes of determining the amount of Losses relating thereto, any qualification as to materiality, Material Adverse Effect or words of similar import contained in any such representation or warranty (other than the representation contained in Section 3.5 (No Material Adverse Effect)), (ii) any breach or non-fulfillment of any covenant, agreement or other provision by the Acquired Companies, Seller or any Seller Party under this Agreement, the Schedules or any certificate furnished by or on behalf of the Acquired Companies or Seller pursuant to this Agreement, (iii) any Liability for Taxes or arising out of or related to Employee Benefit Plans arising on or before the Closing Date, (iv) any Liabilities arising out of or related to labor and social security Laws resulting from any natural person acting as an independent contractor (directly or indirectly) for the Acquired Companies arising on or before the Closing Date, (v) any Indebtedness to the extent not included in Final Indebtedness, (vi) any Dominican Employment Liabilities, (vii) any Liabilities arising out of or related to the operations, employees (or former employees), businesses and assets of J&S Jamaica, PT Mexico Services, TAV, SIID, CDI, Woodson, and with respect to any such Liabilities arising on or before the Closing Date, Innova, (viii) any Liabilities related to or arising out of the TAV Assets, including, but not limited to, any successor Liability for Taxes, labor and social security Laws arising prior to the transfer of any such asset to J&S Audiovisual Mexico, (ix) any Liabilities related to or arising out of the CDI Liquidation, (x) any claims brought by or on behalf of any employee (or former employee) of TAV, SIID, CDI, Woodson and, with respect to any such Liabilities arising on or before the Closing Date, Innova, (xi) any Liabilities arising or related to any direct or indirect breach or non-fulfillment of the TAV Assets Covenant or a breach by TAV of the TAV Transportation Services Renewal, Transportation Services Agreement or TAV Asset Purchase Agreement.

(b)                                 Buyer shall indemnify Seller and save and hold it harmless from and against any Losses which Seller may suffer, sustain or become subject to as a result of, arising from, in connection with, by virtue of or related to (i) any breach or inaccuracy of any representation or warranty of Buyer under this Agreement or any certificate furnished by or on behalf of Buyer pursuant to this Agreement, or (ii) any breach or non-fulfillment of any covenant, agreement or other provision by Buyer under this Agreement or any certificate furnished by or on behalf of Buyer pursuant to this Agreement.

(c)                                  The Seller and Seller Parties shall not be liable to Buyer Indemnified Parties for any Loss pursuant to Section 7.2(a)(i) and (ii) (other than with respect to Fundamental Representations and covenants and agreements contained in this Article VII) (i) until the aggregate amount of all such Losses that Seller or Seller Parties would, but for this clause (i), be liable exceeds $227,500 in the aggregate (the “Basket”), in which case Seller shall be liable for all such Losses in excess of the Basket, or (ii) to the extent the aggregate amount of all Losses previously indemnified by Seller pursuant to Section 7.2(a)(i) exceeds $4,250,000 (the “Cap”).  Notwithstanding anything to the contrary contained herein, the Basket and the Cap shall not apply with respect to any Loss arising from or related to (and no such Loss shall be counted towards the Basket or the Cap), (1) fraud, (2) breaches or inaccuracies of the

Fundamental Representations, (3) any matters referenced in Sections 7.2(a)(ii) - (xi) or (4) any breach of any post-Closing covenant or agreement contained in this Article VII (including those covenants set forth in Section 7.7); provided, however, that, except for Losses attributable to fraud or pursuant to Sections 7.2(a)(ii) - (xi) and Section 7.3, the aggregate liability of the Sellers under this Agreement shall not exceed the Aggregate Purchase Price.

(d)                                 Seller and Seller Parties shall have the right to update the Schedules and deliver one or more schedule supplements (“Schedule Supplements”) to the Buyer at any time prior to the Closing Date. Seller and Seller Parties shall indemnify the Buyer Indemnified Parties under Sections 7.2 and 7.3 as if the Schedule Supplements had not been delivered.  Any Losses for which the Seller would not have had to indemnify the Buyer Indemnified Parties but for the foregoing sentence shall not be subject to the Basket, provided, however, that the Buyer may not terminate this Agreement under Section 8.1(b) due to a breach of a representation, warranty or covenant if a Schedule Supplement cures such breach, unless any such breach has a Material Adverse Effect. Any amounts paid by Seller or Seller Parties under this Section 7.2(d) shall be counted towards the aggregate amount of Losses to be indemnified by the Seller and Seller Parties under the Cap and the Aggregate Purchase Price, as applicable.

(e)                                  Any amounts owing under Section 7.2(a) or 7.2(b) shall be made by wire transfer of immediately available funds within 15 business days (the “Determination Date”) after the determination thereof by adjudication (by any designated arbiter) or agreement of the indemnifying party. Seller and Seller Parties agree that the Escrow Shares comprising the Escrow Fund shall be available to indemnify Buyer for any amounts owing under Section 7.2(a) and that any amounts so owed shall be satisfied by the disbursement to Buyer of Escrow Shares having an Indemnity Value equal to the amounts to be satisfied. Any amounts owing by Seller or a Seller Party under Section 7.2(a)(i) (other than with respect to the Fundamental Representations) shall first be satisfied to the extent possible from the Escrow Shares comprising the Escrow Fund and thereafter shall be satisfied directly by Seller in accordance with the first sentence of this Section 7.2(e).  All indemnification payments under this Section 7.2 shall be deemed adjustments to the Aggregate Purchase Price, as finally determined pursuant to Section 2.4. Each Indemnitee shall take commercially reasonable steps to mitigate any Loss upon becoming aware of the occurrence of an event or circumstance that gives or would reasonably be expect to give rise to a claim for Losses under this Section 7.2.  On the 18 month anniversary of the Closing Date (the “Release Date”), a number of Escrow Shares obtained by dividing (i) $2,750,000 by (ii) the Indemnity Value shall be released to the Seller Parties (less a requisite number of Escrow Shares withheld for pending claims) in accordance with and subject to the terms of the Escrow Agreement. Any Escrow Shares remaining in the Escrow Fund (less a requisite number of Escrow Shares withheld for pending claims) shall be released to Seller Parties 36 months after the Closing Date in accordance with and subject to the terms of the Escrow Agreement.

(f)                                   Subject to applicable law, Buyer Indemnified Parties shall be entitled to offset any amounts owed by a Buyer Indemnified Party against any amounts due from Seller to any of Buyer Indemnified Parties pursuant to this Agreement (whether pursuant to this ARTICLE VII or pursuant to Section 2.4), provided that in the event Seller brings an action against Buyer challenging an indemnification claim made by a Buyer Indemnified Party hereunder, any amounts that would have been paid to Seller but for Buyer Indemnified Parties’ right of offset shall be placed in an escrow account pending the ultimate resolution of such lawsuit. Any amount owed to any Buyer Indemnified Party under this Section 7.2 will be reduced by any amount such Buyer Indemnified Party actually receives as a result of the underlying Loss giving rise to any claim pursuant to the terms of the insurance policies (if any) covering such claim.

(g)                                  Any party making a claim for indemnification under this Section 7.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after the Indemnitee has determined that a basis for a claim exists, including after receiving written notice of any Proceeding or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable), the basis therefor, and copies of all written material related to the claim in the Indemnitee’s possession; provided that the failure to so notify an Indemnitor shall not relieve an Indemnitor of its obligations hereunder, except to the extent that (and only to the extent that) an Indemnitor is materially prejudiced thereby, including any prejudice resulting from an untimely notification of such claim.  In the event of a Proceeding or claim, any Indemnitor shall be entitled to participate in the defense of such Proceeding or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense, and the Indemnitee shall cooperate in good faith in any such defense; provided that, prior to the Indemnitor assuming control of such defense they shall first verify to the Indemnitee in writing that they shall be fully responsible for all Losses relating to such claim for indemnification (subject to the Basket and the Cap, if applicable) and that they will provide full indemnification to the Indemnitee with respect to such Proceeding or other claim giving rise to such claim for indemnification hereunder (without limitation or reservation of rights other than the Basket and the Cap, as applicable); and provided further, that (a) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, subject to the Indemnitor’s right to control the defense thereof; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date Seller effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by Seller); (b) Seller shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by a Buyer Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim primarily seeks an injunction or other equitable relief against the Buyer Indemnified Party; (ii) the Indemnitor fails to vigorously prosecute or defend such claim; (iii) the claim involves any Acquired Company’s customers, suppliers or material business relations; (iv) the claim involves Taxes; or (v) Buyer Indemnified Party reasonably believes that the Loss relating to such claim could exceed the maximum amount that Buyer Indemnified Party could then be entitled to recover under the applicable provisions of this Section 7.2; and (c) if an Indemnitor shall control the defense of any such claim, such Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities and obligations with respect to such claim, without prejudice.

7.3                               Certain Tax Matters.

(a)                                 The Seller and each Seller Party shall jointly and severally indemnify Buyer Indemnified Parties and hold each of them harmless from and against, any Losses attributable to (i) all Taxes (or the non-payment thereof) of Parent and Seller and Seller Parties (where applicable), (ii) all Taxes (or the non-payment thereof) of the Acquired Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which an Acquired Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iv) any and all Taxes of any person (other than the Company) imposed on an Acquired Company as a transferee or successor, by Contract or pursuant to any Law which Taxes relate to an event or transaction occurring on or before the Closing Date, (v) all Taxes imposed on the Company as a result of an election made by any of Parent, Seller or the Company under §108(i) of the Code, (vi) any and all employment and payroll Taxes imposed with respect to any compensatory payments hereunder (including payments pursuant to the release of any Escrow Shares), and (vii) costs and expenses associated with preparing, filing, amending and defending any Tax Return for any Pre-Closing Tax Period.  The indemnification under this Section 7.3(a) shall not be subject to the Basket, Cap or other limitations set forth in Section 7.2 or elsewhere in this Agreement.  Sellers shall reimburse Buyer for any Taxes of the Acquired Companies which are the responsibility of Seller pursuant to this Section 7.3(a) at least three business days prior to payment of such Taxes by Buyer or the Company.  Notwithstanding the foregoing or any other provision of this Agreement, Buyer shall bear the cost of the Tax Make-up Amount without indemnification.

(b)                                 Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for the Acquired Companies for all Pre-Closing Tax Periods that are filed after the Closing Date.  Buyer shall permit Seller to review and comment on each such material Tax Return described in the preceding sentence prior to filing.  The Seller shall deliver to Buyer, at least three Business Days prior to the date on which Taxes shown on such Tax Returns are required to be paid, the amount of Taxes attributable to Pre-Closing Tax Periods shown as due on such Tax Returns.

(c)                                  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) the amount of any Taxes based on or measured by income, payment, sales, receipts or payroll for the Pre-Closing Tax Period of a Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be (i) the amount of such Tax for the entire taxable period, (ii) multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (B) the denominator of which is the number of days in such Straddle Period; provided, further, that any franchise Tax or other Tax providing the right to do business shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax.

(d)                                 If a notice of deficiency, proposed adjustment, assessment, audit, examination or other Proceeding, dispute or other claim (a “Tax Contest”) shall be delivered, sent, commenced or initiated to or against Buyer or an Acquired Company by any Governmental Entity with respect to Taxes that results in or may result in a Loss for which indemnification may be claimed from Seller under this Agreement, Buyer shall promptly notify Seller in writing of such Tax Contest.  The Seller shall, by its written election to Buyer within 10 calendar days of receiving notice of the Tax Contest (or such shorter period as required by law to timely answer and/or commence defending the Tax Contest), have the right (at their sole cost and expense) to represent the Company’s interests in any Tax Contest solely related to a taxable period ending on or prior to the Closing Date for which it has Liability under this Agreement, to employ counsel of its choice at Seller’s expense and to control the conduct of such Tax Contest, but if and only if (i) Seller first verifies to Buyer in writing that Seller has the unconditional obligation to indemnify Buyer Indemnified Parties hereunder with respect to any Loss or Tax related to such Tax Contest, (ii) Buyer does not reasonably believe that an adverse determination with respect to such Tax Contest would have a material and adverse effect on the business of Buyer or the Acquired Companies, (iii) Seller conducts such settlement or defense actively and diligently (including, but not limited, to posting in a timely and duly fashion in accordance with all applicable laws all bonds and other collateral as it may be necessary, required, or convenient), and (iv) such Tax Contest does not seek criminal penalties.  The Seller shall not settle or otherwise dispose of any Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller shall (A) timely consult with Buyer on an ongoing basis regarding the Tax issues raised in such Tax Contest, (B) keep Buyer (and its agents) informed as to the progress of any Tax Contest in a timely manner, (C) promptly provide copies of all correspondence or other documents relating to such Tax Contest to Buyer (or its agents), and (D) promptly provide notice of any scheduled meetings (whether telephonic or in person) with any Governmental Entity and permit Buyer, at Buyer’s expense, to attend and participate in such meetings.  Buyer shall have the right to control the conduct of all other Tax Contests of the Company.  The provisions of this Section 7.3(d) shall apply (and not the provisions of Section 7.2(f)) with respect to any third-party claim for which indemnification may be sought pursuant to Section 7.2(a).

(e)                                  Buyer, the Company and Seller shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.3 and any audit, litigation or other Proceeding with respect to Taxes and payments in respect thereof.  Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Seller agree to retain copies of all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, as applicable, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(f)                                   Buyer and Seller further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).  Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to §§6043 and 6043A of the Code and all Treasury Regulations promulgated thereunder.

(g)                                  All transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and all conveyance fees, recording charges and other charges and fees (including any penalties and interest) incurred in connection with this Agreement and the TAV Asset Purchase Agreement (including any transfer tax, capital gains tax, value added, goods and services and any similar Tax imposed by any taxing authority), shall be paid by the Seller and/or appropriate Seller Parties when due.  Notwithstanding the foregoing, the Company shall be responsible for any costs associated with the Company’s failure to timely give notification or file appropriate documents with any Mexican Governmental Entity related to the transfer of vehicles from TAV to J&S Audiovisual Mexico. The Company will file all necessary Tax Returns and other documentation with respect to all such Taxes, charges and fees, and, if required by applicable Law, Seller and Buyer will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation; provided that any expenses of the Company incurred in connection with this Section 7.3(g) shall be paid by Seller. Notwithstanding the foregoing or any other provision of this Agreement, Buyer shall bear the cost of the Tax Make-up Amount without indemnification.

(h)                                 All Tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(i)                                     Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a draft of a statement (the “Allocation Statement”) setting forth its proposed calculation of the aggregate amount of the Aggregate Purchase Price (including the amount of any assumed liabilities) to be allocated among the undivided interest in the assets of the Company purchased in exchange for the

Aggregate Purchase Price and the proposed allocation of such aggregate amount among such undivided interest in the assets of the Company in accordance with a methodology which shall be set forth in Schedule 7.3(i).  The methodology in Schedule 7.3(i) will specify that the Aggregate Purchase Price allocable to Classes I through V (within the meaning of Treasury Regulations Section 1.338-6(b)) with respect to the undivided interest in the assets of the Company purchased in exchange for the Aggregate Purchase Price will be equal to the Company’s adjusted tax basis in such undivided interest in the assets that are included in Classes I through V. The parties agree to use their commercially reasonable efforts to prepare the Allocation Statement in accordance and consistent with Schedule 7.3(i). The Allocation Statement will be prepared in accordance with Section 1060 of the Code and the rules and Treasury Regulations promulgated thereunder.  Buyer and Seller also shall allocate and report any adjustments to the Aggregate Purchase Price in accordance with Treasury Regulations Section 1.1060-1(e), and any allocations made as a result of such adjustments shall become part of the Allocation Statement. The parties to this Agreement agree to report the allocation of the Aggregate Purchase Price (including the amount of any assumed liabilities) among the undivided interest in the assets of the Company purchased in exchange for the Aggregate Purchase Price in a manner consistent with the Allocation Statement and agree to act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury Regulations, the Internal Revenue Service or any applicable state or local Governmental Authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided, however, that (i) Buyer’s cost for the undivided interest in the assets that it is deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated, (ii) the amount realized by Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income tax purposes, and (iii) neither Seller or any of its Affiliates nor Buyer or any of its Affiliates will be obligated to litigate any challenge to such allocation of the Aggregate Purchase Price by a Governmental Entity.  Seller and Buyer will promptly inform one another of any challenge by any Governmental Entity to any allocation made pursuant to this Section 7.3(i) and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge. Within 15 days after the later of (i) Buyer’s written receipt of the Tax Make-up Amount from Seller, and (ii) the final determination of the Tax Make-up Amount by the Firm, if any, Buyer shall pay the Tax Make-up Amount to the Seller Parties.

7.4                               Press Release; Confidentiality.

(a)                                 Except as otherwise required by applicable Law (including, without limitation, pursuant to disclosure requirements under the Securities and Exchange Act of 1934, as amended), no news release or other public announcement pertaining to the transactions contemplated by this Agreement or any Ancillary Agreement will be made without the prior written approval of the other Party, in its sole discretion.  Except as otherwise required by applicable Law or court process or as may be reasonably required to file Seller Parties’ tax returns, each Party shall keep confidential this Agreement, the Ancillary Agreements and the terms of the transactions contemplated hereby and thereby, and neither Buyer, Seller nor any Seller Party shall issue or cause the publication of any press release or other public announcement with respect to this Agreement and the transactions contemplated by this Agreement, in each case without the written consent of the other Party.  After the Closing Date, except as required by applicable Law, no public release or announcement concerning the transactions contemplated hereby or other announcements to employees, independent contractors, customers or suppliers of the Company shall be issued without each Party’s prior written consent.

(b)                                 From the Effective Date through the Closing, the Buyer agrees to keep all Company Confidential Information confidential from all third parties, other than its representatives who have a need to know such Company Confidential Information for the purpose of evaluating the transaction (the “Buyer Representatives”), and agrees to only use the Company Confidential Information for the evaluation of the transactions contemplated under this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated herein and therein.  Buyer shall be responsible for any breach of this representation by any Buyer Representative.  This Section 7.4(b) shall not prohibit the disclosure by the Buyer of any information, instruments or documents it:  (A) is required to file with a Governmental Entity, (B) is compelled to disclose by judicial process, or (C) is required by applicable Law to disclose.

7.5                               Expenses.  Except as otherwise expressly provided in this Agreement, each Party shall pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder (including in connection with such Party’s efforts to satisfy the conditions to the other Party’s obligation to consummate the transactions contemplated hereby) and the consummation of the transactions contemplated hereby.

7.6                               Further Transfers; Further Assurances.  The Company and Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement. Without limitation of the foregoing, to the extent any of the closing deliveries required of the Company and the Seller Parties pursuant to Sections 2.6(u)(xi) — (xxiii) are waived by Buyer in connection with the Closing, the Seller Parties hereby covenant and agree on a post-Closing basis, without the necessity of any further consideration and at the expense of the Seller Parties, to take any and all such other actions to cause the delivery and satisfaction of any and all such closing deliveries of the Company and the Seller Parties so waived by Buyer.

7.7                               Restrictive Covenants.

(a)                                 Non-Competition.  The Seller and each Seller Party covenant and agree that, during the period commencing on the date hereof and ending on the fifth anniversary of the Closing (the “Restricted Period”), Seller and each Seller Party shall not, directly or indirectly, own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), consult with, render services for or otherwise engage in any business or entity that competes with the Acquired Companies’ businesses as conducted or actively planned to be conducted during the period Seller owns Equity Interests in the Company and/or such Seller Party is engaged as an employee, consultant or independent contractor by an Acquired Company in any jurisdiction in which the Acquired Companies operate or actively plan to operate as of the Closing Date (the “Restricted Business”); provided, however, that nothing in this Section 7.7(a) shall prevent any Seller Party from being a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation, partnership or limited liability company, which class of equity securities is publicly traded, so long as Seller has no active participation in the business of such corporation, partnership or limited liability company.

(b)                                 Non-Solicitation.  The Seller and each Seller Party covenant and agree that, during the Restricted Period Seller and such Seller Party shall not, directly or indirectly, (i)(x) induce or attempt to induce any employee or independent contractor of the Acquired Companies to leave the employ of the Acquired Companies or any of their Affiliates; provided that generalized advertisement of employment opportunities including in trade or industry publications (not focused specifically on or directed in any way at the employees or an employee of the Acquired Companies) shall not be deemed to cause a breach of this Section 7.7(b)(i)(x), (y) actually hire any employee or independent contractor employed by the Acquired Companies or any of their Affiliates at any time during the period beginning on the Effective Date and ending on the expiration of the Restricted Period, or (z) in any way interfere with the relationship between the Acquired Companies or any of their Affiliates and any of its employees and independent contractors; (ii) solicit or induce or attempt to solicit or induce any customer, supplier, licensor, licensee, lessor or other business relation of the Acquired Companies or any of their Affiliates (or any prospective customer, supplier, licensor, licensee, lessor or other Person with which the Acquired Companies have entertained discussions regarding a prospective business relationship) (each, a “Business Relation”) to cease or refrain from doing business with, or otherwise modify adversely its relationship with the Acquired Companies any of their Affiliates; (iii) enter into any relationship involving the Restricted Business with any Business Relation or in any way interfere with the relationship (or prospective relationship) between any Business Relation and the Acquired Companies or any of their Affiliates; or (iv) make any negative or disparaging statements or communications about the Acquired Companies or any of their Affiliates or any of their respective direct or indirect stockholders, directors, members, managers, officers, employees, independent contractors, representatives and attorneys.

(c)                                  Enforcement.  If, at the time of enforcement of any of the provisions of this Section 7.7, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area.  The Parties further agree that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by Law.

(d)                                 Remedies.  The Seller and each Seller Party acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Section 7.7 and that, in such event, the Company and/or its successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to seek specific performance, injunctive and/or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 7.7 (including the extension of the Restricted Period by a period equal to the length of the court proceedings necessary to stop such violation), provided that Seller and such Seller Party is found by such court to have been in violation of the provisions of this Section 7.7.  Any injunction shall be available without the posting of any bond or other security.  In the event of an alleged breach or violation by Seller or any Seller Party of any of the provisions of this Section 7.7, the Restricted Period will be tolled for Seller or such Seller Party, as applicable, until such alleged breach or violation is resolved; provided, that, if Seller or such Seller Party is found to have not violated the provisions of this Agreement, then such Restricted Period will not be deemed to have been so tolled.

(e)                                  Acknowledgment.  The Seller and each Seller Party acknowledge and agree that (i) during the Restricted Period, the Acquired Companies and their Affiliates may be irreparably damaged if Seller and such Seller Party were to engage in any business competing with the business of the Acquired Companies in violation of Section 7.7(a) and that any such competition by Seller or any Seller Party would result in a loss of goodwill of the Acquired Companies for which money damages would be an insufficient remedy, (ii) the value of the Acquired Companies’ and their Affiliates’ trade secrets and other Company Confidential Information arises from the fact that such information is not generally known in the marketplace, (iii) the Acquired Companies’ and their Affiliates’ trade secrets and other Company Confidential Information will have continuing vitality throughout and beyond the Restricted Period, (iv) such Seller Party has and will have sufficient knowledge of the Acquired Companies’ and their Affiliates’ trade secrets and other Company Confidential Information such that, if such Person were to compete with the Acquired Companies during the Restricted Period, such Person would inevitably rely (consciously or unconsciously) on such trade secrets and other Company Confidential Information causing irreparable harm to the Acquired Companies and their Affiliates, (v) the covenants and agreements set forth in this Section 7.7 are an additional consideration of the agreements and covenants of Buyer and the Company hereunder and were a material inducement to Buyer and the Acquired

Companies to enter into this Agreement and to perform their obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Seller Party breaches the provisions set forth in this Section 7.7, (iii) the restrictions contained in this Section 7.7 are reasonable in all respects (including, with respect to subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and the value of, the Purchased Units and the Acquired Companies (including, the goodwill inherent therein) and (iv) Seller and Seller Parties are primarily responsible for the creation of such value.

7.8                               Release.

(a)                                 Effective upon the Closing, Seller and each Seller Party (for itself, himself or herself and, as applicable, its, his or her heirs, successors, assigns, executors, affiliates, directors, officers, agents, employees, members, partners, stockholders and their respective affiliates’ directors, officers, agents, employees, members, partners, stockholders, successors and assigns) hereby irrevocably waive, release and discharge the Company and the other Buyer Indemnified Parties (and their successors and assigns) from any and all obligations and liabilities to such Person of any kind or nature whatsoever, whether in such Person’s capacity as Seller or as a Seller Party hereunder, as a member, manager or officer of an Acquired Company or otherwise (including in respect of rights of contribution or indemnification) as to facts, conditions, transactions, events or circumstances prior to the Closing, and Seller and each Seller Party shall not seek to recover any amounts in connection therewith or thereunder from Buyer, any Acquired Company and/or any other Buyer Indemnified Party (and/or any of their successor or assigns); provided, that this Section 7.8(a) is not intended to, and shall not, affect (i) any obligations to Seller or any Seller Party for compensation or benefits to the extent fully accrued, (ii) the rights of Seller or any Seller Party under this Agreement, any Ancillary Agreement, or any other agreement entered into in connection with the transactions contemplated herein, (iii) the rights of Seller or any Seller Party to indemnification from the Company under its organizational documents or any other contractual arrangement unless such claim for indemnification arises from or relates to a breach of a representation, warranty, covenant, agreement or indemnity made by the Company, Seller and/or a Seller Party under this Agreement or any Ancillary Agreement, the Schedules or any certificate delivered by or on behalf of any of them with respect thereto in connection with the Closing (without regard to time limitations set forth herein).

(b)                                 The Seller and each Seller Party acknowledge that there is a possibility that subsequent to the date hereof, Seller or a Seller Party may discover facts or claims which were unknown or unsuspected at the time this Agreement was executed, and which, if known by Seller or such Seller Party prior to the date hereof may have materially affected Seller’s or such applicable Seller Party’s decision to execute this Agreement.  The Seller and each Seller Party acknowledge and agree that, by reason of this Agreement and the release contained in this Section 7.8, Seller and such Seller Party are assuming any risk of such unknown facts and such unknown and unsuspected claims.

(c)                                  Without limiting the foregoing, Seller and each Seller Party hereby agrees that he or it shall not (and shall cause its or his Affiliates not to) make any claim for indemnification against Buyer, any Acquired Company, or any of their respective Affiliates by reason of the fact that Seller, Seller Party or any Affiliate of Seller or a Seller Party is or was a shareholder, member, partner, director, manager, officer, employee or agent of an Acquired Company or any of their Affiliates or is or was serving at the request of an Acquired Company or any of their Affiliates as a shareholder, member, partner, director, manager, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any Buyer Indemnified Party against Seller or a Seller Party pursuant to this Agreement, and Seller and each Seller Party (on its, his or her own behalf and on behalf of its, his or her Affiliates) hereby acknowledges and agrees that he, she or it shall not have any claim or right to contribution or indemnity from the Company with respect to any amounts paid by him or her pursuant to this Agreement or otherwise.

7.9                               Tax Treatment of Indemnity Payments.  The Seller Parties and Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Aggregate Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

7.10                        Allocation and Payment of 2017 Employee Bonuses.  At such time as employee bonus amounts for 2017 are determined, the Seller and Buyer agree to allocate liability therefor, to the extent such liability is not factored into the Working Capital or otherwise accounted for under this Agreement, on a pro rata basis, where each party shall be responsible for its pro rata amount of the Company’s aggregate 2017 bonus liability, calculated and allocated on a percentage basis as follows: (i) with respect to Seller, based on the number of days in 2017 prior to and including the Closing Date over 365 days; and, (ii) with respect to Buyer, based on the number of days in 2017 following the Closing Date over 365 days. Promptly following receipt of evidence and notice from Buyer of Seller’s 2017 employee bonus liability, Seller shall remit a cash payment to Buyer via wire transfer.

7.11                        Covenants Relating to TAV.  Prior to or after the Closing Date, as applicable, the Seller Parties, at their sole cost and expense, agree to (and shall cause J&S Audiovisual Mexico and TAV and their equity owners, as applicable, to) take, or cause to be taken, all appropriate action, to do or cause to be done all actions necessary, proper or advisable under applicable law, and to execute such documents and other papers, as may be required to undertake, complete and perfect the following, prior to or after the Closing Date, in a form and substance acceptable to Buyer and its legal counsel:

(a)                                 Sale of TAV Assets. TAV and J&S Audiovisual Mexico shall enter into a binding contractual agreement to sell and transfer to J&S Audiovisual Mexico title to any and all assets currently owned by TAV that are necessary or convenient to conduct of the business of J&S Audiovisual Mexico as currently conducted, including but not limited to the assets listed on Schedule 7.11(a) attached herein (the “TAV Assets”), free and clear of any liens and limitations of ownership, at a time after Closing, with the full purchase price to be paid by J&S Audiovisual Mexico to TAV prior to or at the Closing, in each case pursuant to the TAV Asset Purchase Agreement in substantially the form attached hereto as Schedule G (the “TAV Asset Purchase Agreement”).

(b)                                 Ownership, Maintenance and Preservation of the TAV Assets. Until such time as (i) J&S Audiovisual Mexico has purchased all the TAV Assets from TAV pursuant to the TAV Asset Purchase Agreement and (ii) TAV’s services are no longer needed by any Acquired Company, whether pursuant to the TAV Transportation Services Renewal, Transportation Services Agreement or otherwise, Seller and the Seller Parties shall cause TAV to: (i) preserve and maintain the TAV Assets in good operating condition (including payment of all taxes applicable thereto, regular maintenance and repair and maintenance of continuous insurance coverage and validity of transportation permits and plates of vehicles and trucks pursuant to applicable laws) in the ordinary course of business and consistent with past practices; (ii) provide the Acquired Companies with continued and constant use of the TAV Assets; and (iii) in all respects adhere to and not breach any terms or provisions of the TAV Transportation Services Renewal, Transportation Services Agreement and TAV Asset Purchase Agreement (collectively, the covenants set forth in this Section 7.11(b) shall be referred to as the “TAV Assets Covenant”).

(c)                                  Transportation Permits. Pursuant to the terms of the TAV Asset Purchase Agreement, following the Closing, deliver to Buyers evidence that TAV has surrendered transportation permits for each of the vehicles and trucks that are part of the TAV Assets and has ceased providing public transportation services with such vehicles and trucks.

(d)                                 Renewal of Transportation Services Agreement. TAV and J&S Audiovisual Mexico shall renew in writing the transportation services agreement dated February 6, 2008 (the “Transportation Services Agreement”) by and between TAV and J&S Audiovisual Mexico (the “TAV Transportation Services Renewal”), pursuant to which TAV shall agree to continue providing transportation services to J&S Audiovisual Mexico under terms and conditions consistent with the Ordinary Course of Business for an indefinite term. The TAV Transportation Services Renewal shall expressly provide for an early termination right by J&S Audiovisual Mexico without incurring any liability.

(e)                                  Assignment of UNIFIN leasing agreements. TAV, J&S Audiovisual Mexico and UNIFIN Financiera, S.A.B. de C.V., SOFOM E.N.R. (“UNIFIN”) shall enter into an assignment agreement or other form of arrangement satisfactory to Buyers, whereby UNIFIN as lessor authorizes TAV as tenant to assign to J&S as assignee, all the leasing contracts entered into by and among them for the lease of equipment used in the business of J&S Audiovisual Mexico as currently conducted (the “TAV/UNIFIN Assignment Agreement”).

7.12                        Covenants Relating to CDI.  Prior to the Closing Date, the Seller Parties, at their sole cost and expense, agree to (and shall cause J&S Audiovisual Mexico and CDI, and their equity owners, as applicable, to) take, or cause to be taken, all appropriate action, to do or cause to be done all actions necessary, proper or advisable under applicable law, and to execute such documents and other papers, as may be required to undertake, complete and perfect prior to the Closing Date the following, in a form and substance acceptable to Buyer and its legal counsel:

(a)                                 Hire of Key Employees. Effective as of the Closing Date, J&S Audiovisual Mexico shall have hired: Messrs. Brian Hudson Barnes, Michael Thibodeau, Daniel James Lockwood, Jens Hollich and Brett J. Augustine (the “Mexico Key Employees”) under terms and conditions of employment satisfactory to Buyers and with seniority recognition currently enjoyed by such employee under CDI.

(b)                                 Termination and Release of Services Agreement. CDI and J&S Audiovisual Mexico shall enter into a termination and release agreement whereby they agree to release each other and terminate the services agreement dated February 6, 2013 entered into by and between CDI and J&S Audiovisual Mexico pursuant to which CDI has provided certain services to J&S Audiovisual Mexico (the “CDI Termination of Services Agreement”).

(c)                                  Termination and Release of Gratuitous Bailment Agreement. CDI and J&S Audiovisual Mexico shall enter into a termination and release agreement whereby they agree to release each other and terminate the gratuitous bailment agreement dated September 24, 2013 entered into by and between CDI and J&S Audiovisual Mexico pursuant to which CDI holds possession of an office space in gratuitous bailment located in in Carretera CNC — Puerto Morelos, Manzana 3, Lote 1, Edificio F, Unidad 4, Supermanzana 52, Cancun, Benito Juarez, Quintana Roo, C.P. 77500, Puerto Logístico Riviera Maya, Centro de Convenciones Lakam Center (the “CDI Termination of the Gratuitous Bailment Agreement”).

(d)                                 Liquidation of CDI. Commence steps towards the dissolution and liquidation (disolución y liquidación) of CDI in accordance with CDI’s current bylaws and all applicable Mexican laws (the “CDI Liquidation”).  Promptly after the completion of the CDI Liquidation, Seller and Seller Parties agree to deliver to Buyer original notarial documents and any other documents evidencing that the CDI Liquidation was duly consummated in accordance with CDI’s current bylaws and all applicable Mexican laws, and recorded with the corresponding Mexican Registry Public of Commerce (Registro Público de Comercio), and documents evidencing that all notices, filings and Tax Returns in connection with the CDI Liquidation were duly and timely filed with the appropriate Governmental Authorities, including the cancellation of CDI’s taxpayers registry, and to deliver a commercial folio (folio mercantil) issued by the corresponding Mexican Registry Public of Commerce (Registro Público de Comercio), evidencing the completion of the CDI Liquidation.

7.13                        Covenants Relating to SIID.

(a)                                 Prior to the Closing Date, the Seller Parties, at their sole cost and expense, agree to (and shall cause J&S Audiovisual Mexico and SIID, and their equity owners, as applicable, to) take, or cause to be taken, all appropriate action, to do or cause to be done all actions necessary, proper or advisable under applicable law, and to execute such documents and other papers, as may be required to undertake, complete and perfect prior to the Closing Date the following, in a form and substance acceptable to Buyer and its legal counsel:

(b)                                 Renewal of the Services Agreement.  SIID and J&S Audiovisual Mexico shall have renewed in writing the personnel services agreement dated January 1, 2015 entered into by and between SIID and J&S Audiovisual Mexico (the “SIID Personnel Services Renewal”), pursuant to which SIID shall continue providing personnel services to J&S Audiovisual Mexico under terms and conditions consistent with the Ordinary Course of Business for an indefinite term. The SIID Personnel Services Renewal shall expressly provide for an early termination right by J&S Audiovisual Mexico without incurring any liability.

(c)                                  Termination and Release by Woodson, S.A. de C.V.  SIID and the third party-vendor Woodson shall enter into a termination and release agreement whereby they agree to terminate the services agreement dated January 9, 2016 entered into by and between SIID and Woodson pursuant to which Woodson has provided certain personnel services to SIID, and to release each other as well as J&S Audiovisual Mexico (the “Woodson Termination Agreement”).

7.14                        Covenants Relating to J&S Audio Visual DR. Seller shall timely and fully pay to Dominican Republic tax authorities all Taxes due and payable by Seller resulting from the consummation of the transactions contemplated by this Agreement, including, without limitation, capital gain Taxes resulting from this Agreement or the Restructuring.  No later than 120 days after J&S Audio Visual DR’s fiscal year-end, Seller should deliver to Buyer corresponding Dominican Republic annual corporate tax return (IR-2 form), including its annexes and tax payment receipts. Seller shall also deliver the Capital Gain Tax payment receipt (recibo de pago) issued by the Dominican Republic Tax authorities, as a result of the transaction contemplated under this Agreement.

ARTICLE VIII

TERMINATION

8.1                               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of Buyer and Seller;

(b)                                 by Buyer, if there has been a breach in any material respect on the part of the Company, Parent, Seller or any Seller Party, or by Seller, if there has been a breach in any material respect on the part of Buyer, of the representations and warranties or covenants (which in the case of any breach of covenant has not been cured within thirty calendar days after written notification thereof by the Party wishing to terminate (the “Terminating Party”) to the breaching Party) of the breaching Party set forth in this Agreement, in either case to the extent such breach would cause a condition to the Terminating Party’s obligation to close not to be satisfied, or if events have occurred which have made it impossible to satisfy a condition precedent to the Terminating Party’s obligations to consummate the transactions contemplated hereby, unless such Terminating Party’s breach of this Agreement has caused the condition to be unsatisfied; and

(c)                                  by either Seller or Buyer, if the Closing shall not have occurred on or before September 30, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement under this ARTICLE VIII shall not be available (i) to Buyer, if the failure of Buyer to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date, or (ii) to Seller, if the failure by Seller or a Seller Party to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date

8.2                               Effect of Termination.  In the event of termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement will be void, and there will be no Liability hereunder on the part of any Party, except for the provisions set forth in Section 7.4, Section 7.5 and this Section 8.2 which shall remain in full force and effect, and except that nothing herein will relieve any Party from any Liability resulting or arising from any breach of this Agreement prior to such termination.

ARTICLE IX

MISCELLANEOUS

9.1                               Amendment and Waiver.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, the Company and Seller (on behalf of Seller Parties).  No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

9.2                               Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, sent by fax or email (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (b) three calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, demands and communications to the Company, Buyer and Seller shall be sent to the addresses indicated below:

Notices to Seller:	With a copy to (which shall not constitute notice):

PT Intermediate, LLC	Akin Gump Strauss Hauer & Feld LLP
c/o J&S Audio Visual	1700 Pacific Avenue, Suite 4100
9450 N. Royal Lane, Suite 150	Dallas, Texas 75201
Irving, TX 75063	Attn: J. Kenneth Menges Jr., P.C.
Email: monroej@jsav.com	Email: kmenges@akingump.com
Attn: Monroe Jost

Notices to Buyer or, after the Closing, the Company:	With a copy to (which shall not constitute notice):

PT Holdco, LLC	Dwyer Murphy Calvert LLP
c/o AHA Service Management, LLC	1301 W. 25th St, Suite 560
14185 Dallas Parkway, Suite 1100	Austin, Texas 78705
Dallas, Texas 75254	Telecopy No. (512) 610-1133

Attn: General Counsel	Attn: Drew S. Calvert
Email: dbrooks@ashfordinc.com	Email: dcalvert@dmc-law.com

9.3                               Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Company, Seller or Buyer (including by operation of law) without the prior written consent of Buyer.  Notwithstanding the foregoing, Buyer may, without the consent of any Person, assign in whole or in part its rights and obligations pursuant to this Agreement to one or more of its Affiliates, to any purchaser of all or any portion of the assets of Buyer, in connection with a sale of the Company or to any of Buyer’s or its Affiliates’ financing sources or lender(s) as collateral security.

9.4                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

9.5                               Interpretation.  The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized terms used in any Schedule attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  The use of the word “including” herein shall mean “including without limitation”.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance (i.e., if any party has breached any warranty or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another warranty or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that the party is in breach of the first warranty or covenant (or is otherwise entitled to indemnification pursuant to a different provision).  Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.  Buyer, the Company and Seller and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The Recitals shall be incorporated in all respects herein.  The Parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto.

9.6                               Schedules.  All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and shall be organized in Sections and subsections corresponding to the Section and subsections contained this Agreement and any information disclosed therein under any Section or subsection of the Schedules shall be deemed disclosed and incorporated into any other Section or subsection of the Schedules only if there is a specific cross-reference or to the extent that the relevance of such disclosure to such other Section or subsection of the Schedules is reasonably apparent on the face of the disclosure contained therein that such disclosure is applicable.

9.7                               Entire Agreement.  This Agreement, the Ancillary Agreements and all other agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, provided that the covenants contained in Section 7.7 shall not supersede any similar covenants contained in any other agreement between any Seller Party and Seller or the Company, but instead shall coexist with any such similar covenants.

9.8                               Counterparts; Electronic Delivery.  This Agreement and each Ancillary Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.  This Agreement, the Ancillary Agreements and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or attachment to electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

9.9                               Governing Law; Waiver of Jury Trial; Jurisdiction.  The law of the state of Delaware shall govern (i) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims), and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the state of Delaware.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.  Each of the Parties submits to the jurisdiction of the State of Delaware and the Federal District Court for the District of Delaware in any Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the Proceeding shall be heard and determined in any such court. Each Party also agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court.  Nothing in this Section 9.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

9.10                        Specific Performance.  Seller and each Seller Party acknowledges and agrees that Buyer may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, Seller and each Seller Party agrees that Buyer and the Company may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 9.9), in addition to any other remedy to which Buyer may be entitled, at law or in equity.

9.11                        No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of Buyer Indemnified Parties pursuant to Section 7.2).

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the undersigned have duly executed this Unit Purchase Agreement as of the date first above written.

BUYER:

PT HOLDCO, LLC

By: AHA Service Management, LLC, Manager

By: Ashford Advisors, Inc., its sole member

By:	/s/ David Brooks
Name:	David Brooks
Title:	Chief Operating Officer

COMPANY:

PRESENTATION TECHNOLOGIES, INC.

By:	/s/ Monroe Jost
Name:	Monroe Jost
Title:	Chief Executive Officer

SELLER PARTIES:

/s/ Monroe Jost
MONROE JOST

/s/ Kevin Jost
KEVIN JOST

/s/ Todd Jost
TODD JOST